Filed Pursuant to Rule 424(b)(5)
Registration No. 333-171349
11,750,000 Shares

Hovnanian Enterprises, Inc.

Class A common stock
$4.30 per share

We are offering 11,750,000 shares of our Class A Common Stock for a total price to public of $50,525,000.

Our Class A Common Stock is traded on the New York Stock Exchange under the symbol “HOV.” On February 3, 2011, the last reported sales price of our Class A Common Stock was $4.49 per share. We have granted the underwriters an option to purchase up to 1,762,500 additional shares of Class A Common Stock to cover over-allotments, if any, for a total price to public of $7,578,750.

Class A common stockholders will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation. See “Limitation on beneficial ownership of Class A Common Stock” in this prospectus supplement.

Concurrently with this offering of Class A Common Stock, pursuant to separate prospectus supplements, we are offering $155.0 million aggregate principal amount of Senior Notes due 2015 and 3,000,000 7.25% tangible equity units (or 3,450,000 7.25% tangible equity units if the underwriters exercise their over-allotment option in full), each with a stated amount of $25. The offering of the senior notes is contingent on the completion of each of the offering of tangible equity units and this offering, but the completion of the offering of tangible equity units and this offering are not contingent on the completion of the offering of senior notes or each other.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page S-11.

	Per share	Total

Public offering price	$4.300	$50,525,000

Underwriting discount	$0.215	$2,526,250

Proceeds, before expenses, to Hovnanian Enterprises, Inc.	$4.085	$47,998,750

The underwriters expect to deliver the shares to purchasers on or about February 9, 2011.

Joint book-running managers

J.P. Morgan	Credit Suisse	BofA Merrill Lynch	Citi

Co-manager

Wells Fargo Securities

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 3, 2011.

We have not authorized anyone to provide you with any information other than that contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference herein. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this prospectus supplement or such incorporated document.

Prospectus supplement

Prospectus dated January 28, 2011

S-i

About this prospectus supplement

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the securities described in this prospectus supplement, using this prospectus supplement and the accompanying prospectus. When we refer to “prospectus” we are referring to both this prospectus supplement as well as the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describes our business and gives more general information, some of which may not apply to this offering. You should read this prospectus supplement together with the accompanying prospectus, including the documents incorporated by reference therein and herein, before making an investment in the securities offered by this prospectus supplement. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Unless the context otherwise requires, all references in this prospectus supplement to “Hovnanian,” “us,” “we,” “our” or “Company” are to Hovnanian Enterprises, Inc., a Delaware corporation, together with its consolidated subsidiaries.

Industry and market data

We obtained the market and competitive position data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the underwriters have independently verified such data and neither we nor the underwriters make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include “forward-looking statements.” Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to:

•	Changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn;

S-ii

•	Adverse weather and other environmental conditions and natural disasters;

•	Changes in market conditions and seasonality of the Company’s business;

•	Changes in home prices and sales activity in the markets where the Company builds homes;

•	Government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws, and the environment;

•	Fluctuations in interest rates and the availability of mortgage financing;

•	Shortages in, and price fluctuations of, raw materials and labor;

•	The availability and cost of suitable land and improved lots;

•	Levels of competition;

•	Availability of financing to the Company;

•	Utility shortages and outages or rate fluctuations;

•	Levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness;

•	The Company’s sources of liquidity;

•	Changes in credit ratings;

•	Availability of net operating loss carryforwards;

•	Operations through joint ventures with third parties;

•	Product liability litigation and warranty claims;

•	Successful identification and integration of acquisitions;

•	Significant influence of the Company’s controlling stockholders;

•	Geopolitical risks, terrorist acts and other acts of war; and

•	Other factors described in detail in our Annual Report on Form 10-K/A for the year ended October 31, 2010, and in this prospectus supplement under “Risk Factors.”

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

S-iii

Summary

The following summary contains information about Hovnanian and the offering of the Class A Common Stock. It does not contain all of the information that may be important to you in making a decision to purchase the Class A Common Stock. For a more complete understanding of Hovnanian and the offering of the Class A Common Stock, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” sections and our financial statements and the notes to those statements incorporated by reference herein.

Unless otherwise specifically indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional shares of Class A Common Stock is not exercised.

The Company

We design, construct, market, and sell single-family detached homes, attached townhomes and condominiums, mid-rise condominiums, urban infill and active adult homes in planned residential developments and are one of the nation’s largest builders of residential homes. Founded in 1959 by Kevork Hovnanian, Hovnanian Enterprises, Inc. was incorporated in New Jersey in 1967 and reincorporated in Delaware in 1983. Since the incorporation of our predecessor company and including unconsolidated joint ventures, we have delivered in excess of 291,000 homes, including 5,009 homes in fiscal 2010. The Company consists of two distinct operations: homebuilding and financial services. Our homebuilding operations consist of six segments: Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Our financial services operations provide mortgage loans and title services to the customers of our homebuilding operations.

We are currently, excluding unconsolidated joint ventures, offering homes for sale in 192 communities in 40 markets in 18 states throughout the United States. Our operations span all significant aspects of the home-buying process—from design, construction, and sale, to mortgage origination and title services. We market and build homes for first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers, and empty nesters. We offer a variety of home styles at base prices ranging from $34,000 (low income housing) to $1,660,000 with an average sales price, including options, of $281,000 nationwide in fiscal 2010.

We market and build homes that are constructed in 20 of the nation’s top 50 housing markets. We segregate our homebuilding operations geographically into the following six segments:

Northeast: New Jersey, New York, and Pennsylvania

Mid-Atlantic: Delaware, Maryland, Virginia, West Virginia, and Washington, D.C.

Midwest: Illinois, Kentucky, Minnesota, and Ohio

Southeast: Florida, Georgia, North Carolina, and South Carolina

Southwest: Arizona and Texas

West: California

Our corporate offices are located at 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701, our telephone number is 732-747-7800, and our Internet web site address is

www.khov.com. Information on or accessible through our website is not a part of, or incorporated by reference in, this prospectus.

Business strategies

Due to the progressive weakening of demand in our homebuilding markets over the past several years, we have experienced declines in revenues and gross profit, sustained significant asset impairment charges, and incurred losses before income taxes in fiscal 2007, 2008, 2009, and 2010. Although the timing of a recovery in the housing market is unclear, because certain long-term fundamentals which support housing demand, namely population growth and household formation, remain solid, we believe the current negative conditions will moderate over time. Consequently, our primary focus while market conditions have been weak over the past several years has been to strengthen our financial condition by reducing inventories of homes and land, controlling and reducing construction and overhead costs, maximizing cash flows, reducing outstanding debt, and maintaining strong liquidity. However, in the first quarter of 2009, we began to see opportunities to purchase land at prices and terms that make economic sense in light of our sales prices and sales paces. As a result, we determined to either purchase or option certain new properties. In order to return to profitability, we will need to continue purchasing new land and that will generate good investment returns and drive greater operating efficiencies, as well as control expenses commensurate with our level of deliveries.

In addition to our current focus on maintaining strong liquidity and evaluating new investment opportunities, we will continue to focus on our historic key business strategies. We believe that these strategies separate us from our competitors in the residential homebuilding industry and the adoption, implementation, and adherence to these principles will continue to benefit our business.

Our goal is to become a significant builder in each of the selected markets in which we operate, which will enable us to achieve powers and economies of scale and differentiate ourselves from most of our competitors.

We offer a broad product array to provide housing to a wide range of customers. Our customers consist of first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers, and empty nesters. Our diverse product array includes single-family detached homes, attached townhomes and condominiums, mid-rise condominiums, urban infill, and active adult homes.

We are committed to customer satisfaction and quality in the homes that we build. We recognize that our future success rests in the ability to deliver quality homes to satisfied customers. We seek to expand our commitment to customer service through a variety of quality initiatives. In addition, our focus remains on attracting and developing quality associates. We use several leadership development and mentoring programs to identify key individuals and prepare them for positions of greater responsibility within our Company.

We focus on achieving high return on invested capital. Each new community is evaluated based on its ability to meet or exceed internal rate of return requirements. Our belief is that the best way to create lasting value for our shareholders is through a strong focus on return on invested capital. However, given market conditions during the downturn, until 2009, it had been difficult to find new land investments that meet or exceed these rate of return requirements. Therefore, we have focused on managing the balance sheet by selling through our currently owned inventory and conserving cash to be prepared to invest in new land when market conditions are right. Since the first quarter of fiscal 2009, we have begun to see land investment opportunities that meet or exceed our underwriting requirements. New land purchases at pricing that will generate good investment returns are needed to return to profitability.

We utilize a risk-averse land strategy. We attempt to acquire land with a minimum cash investment and negotiate takedown options, thereby limiting the financial exposure to the amounts invested in property and predevelopment costs. This policy significantly reduces our risk and generally allows us to obtain necessary development approvals before acquisition of the land.

We enter into homebuilding and land development joint ventures from time to time as a means of controlling lot positions, expanding our market opportunities, establishing strategic alliances, reducing our risk profile, leveraging our capital base, and enhancing our returns on capital.  Our homebuilding joint ventures are generally entered into with third-party investors to develop land and construct homes that are sold directly to homebuyers. Our land development joint ventures include those with developers and other homebuilders, as well as financial investors to develop finished lots for sale to the joint venture’s members or other third parties.

We manage our financial services operations to better serve all of our homebuyers. Our current mortgage financing and title service operations enhance our contact with customers and allow us to coordinate the home-buying experience from beginning to end.

Related transactions

Concurrent offerings

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering $155.0 million aggregate principal amount of our Senior Notes due 2015 (the “Senior Notes”), in an underwritten public offering (the “Notes Offering”). We estimate that the net proceeds of the Notes Offering, after taking into account original issue discount and deducting the underwriting discount and estimated offering expenses, will be approximately $147.9 million, although there can be no assurance that the Notes Offering will be completed.

Concurrently with this offering, pursuant to a separate prospectus supplement, we are also offering 3,000,000 7.25% tangible equity units (or 3,450,000 7.25% tangible equity units if the underwriters exercise their over-allotment option with respect to that offering in full) (the “Units”), each with a stated amount of $25, in an underwritten public offering (the “Units Offering” and together with the Notes Offering, the “Concurrent Offerings”). We estimate that the net proceeds of the Units Offering, after deducting the underwriting discount and estimated offering expenses will be approximately $72.5 million (or approximately $83.4 million if the underwriters exercise their over-allotment option with respect to that offering in full), although there can be no assurance that the Units Offering will be completed.

Completion of the Notes Offering is contingent on the completion of this offering and the Units Offering, but neither this offering nor the Units Offering is contingent on the completion of each other or the Notes Offering.

Tender offers and redemptions

On January 31, 2011, we commenced (i) a cash tender offer (the “2012 Senior Notes Tender Offer”) for any and all of the approximately $35.5 million outstanding aggregate principal amount of our 8% Senior Notes due 2012 (the “2012 Senior Notes”), (ii) a cash tender offer (the

“2012 Senior Subordinated Notes Tender Offer”) for any and all of the approximately $66.6 million outstanding aggregate principal amount of our 8 7/8% Senior Subordinated Notes due 2012 (the “2012 Senior Subordinated Notes”), and (iii) a cash tender offer (the “2013 Notes Tender Offer” and together with the 2012 Senior Notes Tender Offer and the 2012 Senior Subordinated Notes Tender Offer, the “Tender Offers” ) for any and all of the approximately $53.5 million outstanding aggregate principal amount of our 7 3/4% Senior Subordinated Notes due 2013 (the “2013 Notes” and together with the 2012 Senior Notes and the 2012 Senior Subordinated Notes, the “Tender Offer Notes”). The consummation of each of the Tender Offers is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of aggregate net cash proceeds from this offering and the Concurrent Offerings sufficient to finance the payment of the consideration to holders of the Tender Offer Notes that participate in the Tender Offers. Neither completion of this offering nor the Concurrent Offerings is conditioned upon completion of the Tender Offers.

All of the Tender Offer Notes are currently redeemable at our option and we currently expect that we will exercise our right to optionally redeem any and all Tender Offer Notes that have not been accepted and paid for in the Tender Offers (the “Redemptions”) at a price equal to 100% of the principal amount thereof, plus accrued unpaid interest to the redemption date, in the case of the 2012 Senior Notes and 2012 Senior Subordinated Notes, and a price equal to 101.292% of the principal amount thereof, plus accrued and unpaid interest, in the case of the 2013 Notes.

We intend to finance the Tender Offers and/or the Redemptions with a portion of the net proceeds of this offering and the Concurrent Offerings. The remaining net proceeds will be used for general corporate purposes. Credit Suisse Securities (USA) LLC will serve as dealer manager for the Tender Offers.

The offering

The following summary is not intended to be complete. For a more detailed description of our Class A Common Stock, see “Description of Capital Stock” in the accompanying prospectus.

Class A Common Stock offered by us	11,750,000 shares(1)(2)
Class A Common Stock outstanding after this offering	75,244,586 shares(1)(3)
Class B Common Stock outstanding	14,564,421 shares(4)
Voting rights	Each share of Class A Common Stock entitles its holder to one vote per share. Holders of Class B Common Stock are generally entitled to ten votes per share.
Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering, will be approximately $47.7 million (or approximately $54.9 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering, together with the net proceeds from the Concurrent Offerings to finance the Tender Offers and/or the Redemptions, and for general corporate purposes. See “—Related Transactions” above and “Use of Proceeds.”
Risk Factors	See “Risk Factors” beginning on page S-11 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the Class A Common Stock.
Limitation on beneficial ownership	Class A common stockholders will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation. See “Limitation on beneficial ownership of Class A Common Stock” in this prospectus supplement and “Description of Capital Stock—Rights Plan” in the accompanying prospectus for more information.
New York Stock Exchange Symbol	HOV

(1)	Does not include the exercise of the underwriters’ over-allotment option.

(2)	Each share of Class A Common Stock will be issued with an associated Preferred Stock Purchase Right. Each Preferred Stock Purchase Right initially represents the right, if such Preferred Stock Purchase Right becomes exercisable, to purchase from Hovnanian one ten-thousandth of a share of its Series B Junior Preferred Stock for each share of Class A Common Stock. The Preferred Stock Purchase Rights initially will trade together with the Class A Common Stock. See “Description of Capital Stock—Rights Plan” in the accompanying prospectus.

(3)	The number of shares of Class A Common Stock outstanding after the offering is based upon 63,494,586 shares outstanding as of January 18, 2011 and excludes up to 4,790,921 shares of Class A Common Stock issuable upon the exercise of options outstanding as of January 18, 2011 of which 2,418,661 options are immediately exercisable at a weighted average price of $10.16 and up to 105,950 shares of Class A Common Stock that will become unrestricted shares upon vesting.

(4)	Outstanding as of January 18, 2011. There is no established public trading market for our Class B Common Stock and in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis. The number of shares of Class B Common Stock outstanding excludes up to 1,500,000 shares of Class B Common Stock issuable upon the exercise of options outstanding as of January 18, 2011 of which 93,750 options are immediately exercisable at a weighted average price of $4.07.

Summary financial information

The following table presents summary historical consolidated financial and other data of Hovnanian Enterprises, Inc. and subsidiaries as of and for the years ended October 31, 2010, 2009, 2008, 2007 and 2006. We derived the summary consolidated statement of operations and other data for the years ended October 31, 2010, 2009, 2008, and the summary consolidated balance sheet data as of October 31 2010 and 2009 from Hovnanian’s audited consolidated financial statements incorporated by reference herein. The summary consolidated statement of operations and other data for the years ended October 31, 2007 and 2006 and the summary consolidated balance sheet data as of October 31, 2008, 2007 and 2006 have been derived from Hovnanian’s audited consolidated financial statements not incorporated by reference herein. You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein and our consolidated financial statements and related notes for the three years ended October 31, 2010, incorporated by reference herein.

	Year ended

	October 31,	October 31,	October 31,	October 31,	October 31,
(Dollars in thousands, except per share data)	2010	2009	2008	2007	2006

Statement of operations and other data
Revenues	$1,371,842	$1,596,290	$3,308,111	$4,798,921	$6,148,235
Inventory impairment loss and land option write-offs	$135,699	$659,475	$710,120	$457,773	$336,204
Gain on extinguishment of debt	$25,047	$410,185	—	—	—
Income (loss) from unconsolidated joint ventures	$956	$(46,041)	$(36,600)	$(28,223)	$15,385
(Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt(l)	$(184,630)	$(379,118)	$(391,323)	$(20,887)	$581,360
(Loss) income before income taxes	$(295,282)	$(672,019)	$(1,168,048)	$(646,966)	$233,106
State and Federal income tax (benefit) provision	(297,870)	44,693	(43,458)	(19,847)	83,573

Net income (loss)	2,588	(716,712)	(1,124,590)	(627,119)	149,533
Less: preferred stock dividends	—	—	—	10,674	10,675

Net income (loss) attributable to common stockholders	$2,588	$(716,712)	$(1,124,590)	$(637,793)	$138,858

Per share data:
Basic:
Income (loss) per common share	$0.03	$(9.16)	$(16.04)	$(10.11)	$2.21
Weighted average number of common shares outstanding	78,691	78,238	70,131	63,079	62,822
Assuming dilution:
Income (loss) per common share	$0.03	$(9.16)	$(16.04)	$(10.11)	$2.14
Weighted average number of common shares outstanding	79,683	78,238	70,131	63,079	64,838

	October 31,	October 31,	October 31,	October 31,	October 31,
(Dollars in thousands)	2010	2009	2008	2007	2006

Consolidated balance sheet data
Total assets	$1,817,560	$2,024,577	$3,637,322	$4,540,548	$5,480,035
Mortgages, term loans, revolving credit agreements, and notes payable	$98,613	$77,364	$107,913	$410,298	$319,943
Senior secured notes, senior notes and senior subordinated notes	$1,616,347	$1,751,701	$2,505,805	$1,910,600	$2,049,778
Total equity deficit	$(337,938)	$(348,868)	$330,264	$1,321,803	$1,942,163

Important indicators of our future results are recently signed contracts and home contract backlog for future deliveries. Our sales contracts and homes in contract backlog, which primarily use base sales prices by segment, are set forth below:

	Net contracts(2)
	for the year			Contract backlog as of
	ended October 31,			October 31,
(Dollars in thousands)	2010	2009	2008	2010	2009	2008

Northeast:
Dollars	$193,826	$350,515	$381,401	$94,363	$196,262	$215,604
Homes	497	783	934	236	457	497
Mid-Atlantic:
Dollars	$236,095	$281,194	$313,405	$106,589	$150,819	$165,871
Homes	629	789	880	262	386	385
Midwest:
Dollars	$72,347	$95,764	$106,887	$34,188	$46,418	$61,108
Homes	408	482	497	222	253	291
Southeast:
Dollars	$76,799	$103,173	$132,245	$20,212	$35,970	$45,657
Homes	331	461	584	82	135	163
Southwest:
Dollars	$393,943	$377,292	$518,565	$88,123	$77,418	$100,305
Homes	1,753	1,798	2,285	337	351	420
West:
Dollars	$144,782	$220,369	$421,292	$27,304	$52,666	$57,642
Homes	588	914	1,366	110	190	151
Consolidated total:
Dollars	$1,117,792	$1,428,307	$1,873,795	$370,779	$559,553	$646,187
Homes	4,206	5,227	6,546	1,249	1,772	1,907
Unconsolidated joint ventures:
Dollars	$114,740	$56,886	$221,858	$67,112	$88,263	$157,167
Homes	266	193	540	145	159	263
Totals:
Dollars	$1,232,532	$1,485,193	$2,095,653	$437,891	$647,816	$803,354
Homes	4,472	5,420	7,086	1,394	1,931	2,170

(1)	(Loss) income before income-taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The most directly comparable GAAP financial measure is (Loss) income before income taxes. The reconciliation of (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt to (Loss) income before income taxes is presented below. (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt should be considered in addition to, but not as a substitute for, (loss) income before income taxes, net income (loss) and other measures of financial performance prepared in accordance with GAAP that are presented on the financial statements and notes included in Hovnanian’s public filings. Additionally, the Company’s calculation of (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt may be different than the calculation used by other companies, and, therefore, comparability may be affected. Management believes (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt to be relevant and useful information because it provides a better metric for our operating performance.

The following table sets forth a reconciliation of (Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt to (loss) income before income taxes:

	Year ended
	October 31,	October 31,	October 31,	October 31,	October 31,
(Dollars in thousands)	2010	2009	2008	2007	2006

(Loss) income before income taxes	$(295,282)	$(672,019)	$(1,168,048)	$(646,966)	$233,106
Inventory impairment loss and land option write-offs	135,699	659,475	710,120	457,773	336,204
Goodwill and definite life intangible impairments	—	—	35,363	135,206	4,241
Unconsolidated joint venture investment, intangible and land-related charges	—	43,611	31,242	33,100	7,809
Gain on extinguishment of debt	(25,047)	(410,185)	—	—	—

(Loss) income before income taxes excluding land-related charges, intangible impairments and gain on extinguishment of debt	$(184,630)	$(379,118)	$(391,323)	$(20,887)	$581,360

(2)	Net contracts are defined as new contracts during the period for the purchase of homes, less cancellations of prior contracts in the same period.

Risk factors

An investment in our Class A Common Stock involves a high degree of risk. Before making a decision to invest in the Class A Common Stock, you should carefully consider the following:

•	the risk factors described below and those contained in the documents incorporated by reference in this prospectus supplement; and

•	the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

Risks related to our business

The homebuilding industry is significantly affected by changes in general and local economic conditions, real estate markets, and weather and other environmental conditions, which could affect our ability to build homes at prices our customers are willing or able to pay, could reduce profits that may not be recaptured, could result in cancellation of sales contracts, and could affect our liquidity.

The homebuilding industry is cyclical, has from time to time experienced significant difficulties, and is significantly affected by changes in general and local economic conditions such as:

•	Employment levels and job growth;
•	Availability of financing for home buyers;
•	Interest rates;
•	Foreclosure rates;
•	Inflation;
•	Adverse changes in tax laws;
•	Consumer confidence;
•	Housing demand;
•	Population growth; and
•	Availability of water supply in locations in which we operate.

Turmoil in the financial markets could affect our liquidity. In addition, our cash balances are primarily invested in short-term government-backed instruments. The remaining cash balances are held at numerous financial institutions and may, at times, exceed insurable amounts. We believe we help to mitigate this risk by depositing our cash in major financial institutions and diversifying our investments. In addition, our homebuilding operations often require us to obtain letters of credit. In connection with the issuance of our senior secured first lien notes in the fourth quarter of fiscal 2009, we terminated our revolving credit facility and refinanced the borrowing capacity thereunder. In addition, we entered into certain stand alone letter of credit facilities, and agreements pursuant to which all of the outstanding letters of credit under our revolving credit facility were replaced with letters of credit issued under such new letter of credit facilities and agreements. However, we may need additional letters of credit above the amounts provided under these new letter of credit facilities and agreements. If we are unable to obtain such additional letters of credit as needed to operate our business, we may be adversely affected.

Weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods, droughts, fires and other environmental conditions can harm the local homebuilding business. Our business in Florida was adversely affected in late 2005 and into 2006 due to the effect of Hurricane Wilma on materials and labor availability and pricing. Conversely, Hurricane Ike, which hit Houston in September 2008, did not have an effect on materials and labor availability or pricing, but did affect the volume of home sales in subsequent weeks.

The difficulties described above could cause us to take longer and incur more costs to build our homes. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to 12 months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

The homebuilding industry is undergoing a significant and sustained downturn which has, and could continue to, materially and adversely affect our business, liquidity, and results of operations.

The homebuilding industry is now experiencing a significant and sustained downturn. An industry-wide softening of demand for new homes has resulted from a lack of consumer confidence, decreased availability of mortgage financing, and large supplies of resale and new home inventories, among other factors. In addition, an oversupply of alternatives to new homes, such as rental properties, resale homes, and foreclosures, has depressed prices and reduced margins for the sale of new homes. Industry conditions had a material adverse effect on our business and results of operations in fiscal years 2007 through 2010 and may continue to materially adversely affect our business and results of operations in fiscal 2011. Further, we substantially increased our inventory through fiscal 2006, which required significant cash outlays and which has increased our price and margin exposure as we continue to work through this inventory. Looking forward, if the housing market continues to deteriorate it will become more difficult to generate positive cash flow. General economic conditions in the U.S. remain weak. Market volatility has been unprecedented and extraordinary in the last several years, and the resulting economic turmoil may continue to exacerbate industry conditions or have other unforeseen consequences, leading to uncertainty about future conditions in the homebuilding industry. Continuation or worsening of this downturn or general economic conditions would continue to have a material adverse effect on our business, liquidity, and results of operations.

In addition, an increase in the default rate on the mortgages we originate may adversely affect our ability to sell mortgages or the pricing we receive upon the sale of mortgages. Although substantially all of the mortgage loans we originate are sold in the secondary mortgage market on a servicing released, non-recourse basis, we remain liable for certain limited representations, such as fraud, and warranties related to loan sales. As default rates rise, this may increase our potential exposure regarding mortgage loan sales because investors may seek to have us buy back or make whole investors for mortgages we previously sold. To date, we have not made significant payments related to our mortgage loans but because of the uncertainties inherent to these matters, actual future payments could differ significantly from our currently estimated amounts.

There can be no assurances that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets, or increase liquidity and the availability of credit, or whether any such results will be sustainable. The housing market has benefited from a number of government programs, including:

•	Tax credits for home buyers provided by the federal government and certain state governments, including California; and

•	Support of the mortgage market, including through purchases of mortgage-backed securities by The Federal Reserve Bank and the underwriting of a substantial amount of new mortgages by the Federal Housing Administration (“FHA”) and other governmental agencies.

These programs are expected to wind down over time; for example the California tax credit ended in the fourth quarter of fiscal 2009 and the federal tax credit expired in April 2010. In addition, in fiscal 2010, the U.S. Department of Housing and Urban Development (“HUD”) tightened FHA underwriting standards. Housing markets may further decline as these programs are modified or terminated.

Leverage places burdens on our ability to comply with the terms of our indebtedness, may restrict our ability to operate, may prevent us from fulfilling our obligations, and may adversely affect our financial condition.

We have a significant amount of debt.

•	Our debt, as of October 31, 2010, including the debt of the subsidiaries that guarantee our debt, was $1,630.6 million ($1,616.3 million net of discount); and

•	our debt service payments for the 12-month period ended October 31, 2010 were $165.7 million, which includes interest incurred of $152.1 million and mandatory principal payments on our corporate debt under the terms of our indentures of $13.6 million, but which does not include principal and interest on nonrecourse secured debt, debt of our financial subsidiaries and fees under our letter of credit facilities and agreements.

In addition, as of October 31, 2010, we had $89.5 million in aggregate outstanding face amount of letters of credit issued under various letter of credit facilities and agreements, which were collateralized by $92.3 million of cash. Our fees for these letters of credit for the 12 months ended October 31, 2020, which are based on both the used and unused portion of the facilities and agreements, were $1.4 million. We also had substantial contractual commitments and contingent obligations, including approximately $359.1 million of performance bonds as of October 31, 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” in our Annual Report on Form 10-K/A incorporated by reference herein.

Our significant amount of debt could have important consequences. For example, it could:

•	Limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements, or other requirements;

•	Require us to dedicate a substantial portion of our cash flow from operations to the payment of our debt and reduce our ability to use our cash flow for other purposes;

•	Limit our flexibility in planning for, or reacting to, changes in our business;

•	Place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	Make us more vulnerable to downturns in our business and general economic conditions.

Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by customer sentiment and financial, political, business, and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations to the extent we have any floating rate indebtedness. A higher interest rate on our debt service obligations could result in lower earnings or increased losses.

Our sources of liquidity are limited and may not be sufficient to meet our needs.

In connection with the issuance of our senior secured first lien notes in the fourth quarter of fiscal 2009, we terminated our revolving credit facility and refinanced the borrowing capacity thereunder. Because we no longer have a revolving credit facility, we are dependent on our current cash balance and future cash flows from operations (which may not be positive) to enable us to service our indebtedness, to cover our operating expenses, and/or to fund our other liquidity needs. In addition, we may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all. If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our debt service obligations. We have also entered into certain cash collateralized letter of credit agreements and facilities that require us to maintain specified amounts of cash in segregated accounts as collateral to support our letters of credit issued thereunder, which will affect the amount of cash we have available for other uses. If our available cash and capital resources are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due.

Restrictive covenants in our debt instruments may restrict our ability to operate and if our financial performance worsens, we may not be able to undertake transactions within the restrictions of our debt instruments.

The indentures governing our outstanding debt securities impose certain restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, creating liens, sales of assets, cash distributions, including paying dividends on common and preferred stock, capital stock and debt repurchases, and investments by us and certain of our subsidiaries. Because of these restrictions, we are currently prohibited from paying dividends on our preferred stock and anticipate that we will remain prohibited for the foreseeable future.

The restrictions in our debt instruments could prohibit or restrict our activities such as undertaking capital, raising or restructuring activities or entering into other transactions. In such a situation, we may be unable to amend the instrument or obtain a waiver. In addition, if we fail to make timely payments on this debt and other material indebtedness, our debt under these debt instruments could become due and payable prior to maturity. In such a situation, there can be no assurance that we would be able to obtain alternative financing. Either situation could have a material adverse effect on the solvency of the Company.

The terms of our debt instruments allow us to incur additional indebtedness.

Under the terms of our indebtedness under our indentures, we have the ability, subject to our debt covenants, to incur additional amounts of debt. The incurrence of additional indebtedness could magnify the risks described above. In addition, certain obligations such as standby letters of credit and performance bonds issued in the ordinary course of business, including those issued under our stand-alone letter of credit agreements and facilities, are not considered indebtedness under our indentures (and may be secured), and therefore, are not subject to limits in our debt covenants.

We could be adversely affected by a negative change in our credit rating.

Our ability to access capital on favorable terms is a key factor in our ability to service our indebtedness to cover our operating expenses, and to fund our other liquidity needs. On March 16, 2009, Fitch Ratings lowered the Company’s issuer default rating to CCC from B-. On April 7, 2009, Moody’s Investor Services affirmed our corporate family rating of Caa1, with a negative outlook. On April 1, 2009, Standard & Poor’s (“S&P”) lowered our B-corporate credit rating to CCC, with a negative outlook. On September 14, 2010, S&P affirmed our corporate credit rating of CCC+ but revised our outlook from developing to negative. Downgrades may make it more difficult and costly for us to access capital. Therefore, any further downgrade by any of the principal credit agencies may exacerbate these difficulties.

Our business is seasonal in nature and our quarterly operating results can fluctuate.

Our quarterly operating results generally fluctuate by season. Historically, a large percentage of our agreements of sale have been entered into in the winter and spring. The construction of a customer’s home typically begins after signing the agreement of sale and can take 12 months or more to complete. Weather-related problems, typically in the fall, late winter and early spring, can delay starts or closings and increase costs and thus reduce profitability. In addition, delays in opening communities could have an adverse effect on our sales and revenues. Due to these factors, our quarterly operating results will likely continue to fluctuate.

Our success depends on the availability of suitable undeveloped land and improved lots at acceptable prices and our having sufficient liquidity to fund such investments.

Our success in developing land and in building and selling homes depends in part upon the continued availability of suitable undeveloped land and improved lots at acceptable prices. The availability of undeveloped land and improved lots for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding on land and lots and restrictive governmental regulation. Should suitable land opportunities become less available, the number of homes we may be able to build and sell would be reduced, which would reduce revenue and profits. In addition, our ability to make land purchases will depend upon us having sufficient liquidity to fund such purchases. We may be at a disadvantage in competing for land due to our significant debt obligations, which require substantial cash resources.

Raw material and labor shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

The homebuilding industry has from time to time experienced raw material and labor shortages. In particular, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. In addition, we contract with subcontractors to construct our homes. Therefore, the timing and quality of our construction depends on the availability, skill, and cost of our subcontractors. Delays or cost increases caused by shortages and price fluctuations could harm our operating results, the impact of which may be further affected depending on our ability to raise sales prices to offset increased costs.

Changes in economic and market conditions could result in the sale of homes at a loss or holding land in inventory longer than planned, the cost of which can be significant.

Land inventory risk can be substantial for homebuilders. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The market value of undeveloped land, buildable lots, and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. In the case of land options, we could choose not to exercise them, in which case we would write off the value of these options. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market. The assessment of communities for indication of impairment is performed quarterly. While we consider available information to determine what we believe to be our best estimates as of the reporting period, these estimates are subject to change in future reporting periods as facts and circumstances change. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K/A incorporated by reference herein. For example, during 2010, 2009, and 2008, we decided not to exercise many option contracts and walked away from land option deposits and predevelopment costs, which resulted in land option write-offs of $13.2 million, $45.4 million and $114.1 million, respectively. Also, in 2010, 2009, and 2008, as a result of the difficult market conditions, we recorded inventory impairment losses on owned property of $122.5 million, $614.1 million, and $596.0 million, respectively. If market conditions continue to worsen, additional inventory impairment losses and land option write-offs will likely be necessary.

Home prices and sales activities in the California, Maryland, New Jersey, Texas and Virginia markets have a large impact on our results of operations because we conduct a significant portion of our business in these markets.

We presently conduct a significant portion of our business in the California, Maryland, New Jersey, Texas and Virginia markets. Home prices and sales activities in these markets and in most of the other markets in which we operate have declined from time to time, particularly as a result of slow economic growth. In particular, market conditions in California, Maryland, New Jersey and Virginia have declined significantly since the end of 2006. Furthermore, precarious economic and budget situations at the state government level may adversely affect the market for our homes in those affected areas. If home prices and sales activity decline in one or more of the markets in which we operate, our costs may not decline at all or at the same rate and may negatively impact our results of operations.

Because almost all of our customers require mortgage financing, increases in interest rates or the decreased availability of mortgage financing could impair the affordability of our homes, lower demand for our products, limit our marketing effectiveness, and limit our ability to fully realize our backlog.

Virtually all of our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could lower demand for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. This could prevent or limit our ability to attract new customers as well as our ability to fully realize our backlog because our sales contracts generally include a financing contingency. Financing contingencies permit the customer to cancel its obligation in the event mortgage financing at prevailing interest rates, including financing arranged or provided by us, is unobtainable within the period specified in the contract. This contingency period is typically four to eight weeks following the date of execution of the sales contract.

Starting in 2007, many lenders have been significantly tightening their underwriting standards, and many subprime and other alternative mortgage products are no longer being made available in the marketplace. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results. In addition, we believe that the availability of mortgage financing, including Federal National Mortgage Association, Federal Home Loan Mortgage Corp, and FHA/VA financing, is an important factor in marketing many of our homes. In addition, in fiscal 2010, HUD tightened FHA underwriting standards. Any limitations or restrictions on the availability of those types of financing could reduce our sales.

Increases in the costs of owning a home could prevent potential customers from buying our homes and adversely affect our business or financial results.

Significant expenses of owning a home, including mortgage interest expenses and real estate taxes, generally are deductible expenses for an individual’s federal, and in some cases state, income taxes, subject to limitations under current tax law and policy. If the federal government or a state government were to change its income tax laws to eliminate or substantially limit these income tax deductions, as has been discussed from time to time, the after-tax cost of owning a new home would increase for many of our potential customers. The loss or reduction of these homeowner tax deductions, if such tax law changes were enacted without any offsetting legislation, would adversely impact demand for and sales prices of new homes, including ours. In addition, increases in property tax rates or fees on developers by local governmental authorities, as experienced in response to reduced federal and state funding or to fund local initiatives such as funding schools or road improvements, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes, and can have an adverse impact on our business and financial results.

We conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest. These investments involve risks and are highly illiquid.

We currently operate through a number of unconsolidated homebuilding and land development joint ventures with independent third parties in which we do not have a controlling interest. At October 31, 2010, we had invested an aggregate of $38.0 million in these joint ventures, including advances to these joint ventures of approximately $13.5 million. In addition, as part of our strategy, we intend to continue to evaluate additional joint venture opportunities.

These investments involve risks and are highly illiquid. There are a limited number of sources willing to provide acquisition, development, and construction financing to land development and homebuilding joint ventures, and as market conditions become more challenging, it may be difficult or impossible to obtain financing for our joint ventures on commercially reasonable terms. Recently, we have been unable to obtain financing for newly created joint ventures. In addition, we lack a controlling interest in these joint ventures and, therefore, are usually unable to require that our joint ventures sell assets or return invested capital, make additional capital contributions, or take any other action without the vote of at least one of our venture partners. Therefore, absent partner agreement, we will be unable to liquidate our joint venture investments to generate cash.

Homebuilders are subject to a number of federal, local, state, and foreign laws and regulations concerning the development of land, the homebuilding, sales, and customer financing processes and protection of the environment, which can cause us to incur delays and costs associated with compliance and which can prohibit or restrict our activity in some regions or areas.

We are subject to extensive and complex regulations that affect the development and home building, sales, and customer financing processes, including zoning, density, building standards, and mortgage financing. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the cost of development or homebuilding. In light of recent developments in the home building industry and the financial markets, federal, state, or local governments may seek to adopt regulations that limit or prohibit homebuilders from providing mortgage financing to their customers. If adopted, any such regulations could adversely affect future revenues and earnings. In addition, some state and local governments in markets where we operate have approved, and others may approve, slow-growth or no-growth initiatives that could negatively impact the availability of land and building opportunities within those areas. Approval of these initiatives could adversely affect our ability to build and sell homes in the affected markets and/or could require the satisfaction of additional administrative and regulatory requirements, which could result in slowing the progress or increasing the costs of our homebuilding operations in these markets. Any such delays or costs could have a negative effect on our future revenues and earnings.

We also are subject to a variety of local, state, federal, and foreign laws and regulations concerning protection of health and the environment. The particular environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions, and the present and former uses of the site. These environmental laws may result in delays, may cause us to incur substantial compliance, remediation, and/or other costs and can prohibit or severely restrict development and homebuilding activity.

For example, the Company was engaged in discussions with the U.S. Environmental Protection Agency (EPA) and the U.S. Department of Justice (DOJ) regarding alleged violations of storm water discharge requirements. In resolution of this matter, in April 2010 we agreed to the terms of a consent decree with the EPA, DOJ and the states of Virginia, Maryland, West Virginia and the District of Columbia (collectively the States). The consent decree was approved by the federal district court in August 2010. Under the terms of the consent decree, we have paid a fine of $1.0 million collectively to the United States and the States named above and have agreed to perform under the terms of the consent decree for a minimum of three years, which includes implementing certain operational and training measures nationwide to facilitate ongoing compliance with storm water regulations. More recently, the New York State Department of Environmental Conservation is seeking a civil penalty from us in connection with notices of violation for allegedly failing to comply with a storm water permit at an incomplete project in the state of New York; and the New Jersey Department of Environmental Protection has contacted us regarding violations it asserts occurred when one of our contractors demolished a structure in New Jersey prior to obtaining a storm water permit. Although we do not know the final outcomes, we believe any penalties and any other impacts of these two matters will not have a material adverse effect on us.

We anticipate that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs and in substantial expenditures, which could cause delays and increase our cost of operations. In addition, the continued effectiveness of permits already granted or approvals already obtained is dependent upon many factors, some of which are beyond our control, such as changes in policies, rules, and regulations and their interpretation and application.

Product liability litigation and warranty claims that arise in the ordinary course of business may be costly.

As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. Such claims are common in the homebuilding industry and can be costly. In addition, the amount and scope of coverage offered by insurance companies is currently limited, and this coverage may be further restricted and become more costly. If we are not able to obtain adequate insurance against such claims, we may experience losses that could hurt our financial results. Our financial results could also be adversely affected if we were to experience an unusually high number of claims or unusually severe claims. Recently, other homebuilders in Alabama, Florida, Louisiana, Mississippi and Texas have had construction defect claims associated with allegedly defective drywall manufactured in China (Chinese Drywall) that may be responsible for noxious smells and accelerated corrosion of certain metals in the home. We have currently identified 10 homes with Chinese Drywall that must be remediated, and we have been notified of 19 more homes that potentially have Chinese Drywall that may need remediation. These homes are located in our Florida and Houston markets. The estimated costs of the remediations of these homes are reserved. If additional homes are identified to have this issue, or our actual costs to remediate differ from our current estimated costs, it may require us to revise our warranty reserves.

We compete on several levels with homebuilders that may have greater sales and financial resources, which could hurt future earnings.

We compete not only for home buyers but also for desirable properties, financing, raw materials, and skilled labor often within larger subdivisions designed, planned, and developed by other homebuilders. Our competitors include other local, regional, and national homebuilders, some of which have greater sales and financial resources.

The competitive conditions in the homebuilding industry together with current market conditions have, and could continue to, result in:

•	difficulty in acquiring suitable land at acceptable prices;
•	increased selling incentives;
•	lower sales; or
•	delays in construction.

Any of these problems could increase costs and/or lower profit margins.

We may have difficulty in obtaining the additional financing required to operate and develop our business.

Our operations require significant amounts of cash, and we may be required to seek additional capital, whether from sales of equity or borrowing additional money, for the future growth and development of our business. The terms or availability of additional capital is uncertain. Moreover, the indentures for our outstanding debt securities contain provisions that restrict the debt we may incur in the future and our ability to pay dividends on equity. If we are not successful in obtaining sufficient capital, it could reduce our sales and may hinder our future growth and results of operations. In addition, pledging substantially all of our assets to support our first, second and third lien senior secured notes may make it more difficult to raise additional financing in the future.

Our future growth may include additional acquisitions of companies that may not be successfully integrated and may not achieve expected benefits.

Acquisitions of companies have contributed to our historical growth and may again be a component of our growth strategy in the future. In the future, we may acquire businesses, some of which may be significant. As a result of acquisitions of companies, we may need to seek additional financing and integrate product lines, dispersed operations, and distinct corporate cultures. These integration efforts may not succeed or may distract our management from operating our existing business. Additionally, we may not be able to enhance our earnings as a result of acquisitions. Our failure to successfully identify and manage future acquisitions could harm our operating results.

Utility shortages and outages or rate fluctuations could have an adverse effect on our operations.

In prior years, the areas in which we operate in California have experienced power shortages, including periods without electrical power, as well as significant fluctuations in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages/outages and utility rate fluctuations continue. Furthermore, power shortages and outages, such as the blackout that occurred in 2003 in the Northeast, and rate fluctuations may adversely affect the regional economies in which we operate, which may reduce demand for our homes. Our operations may be adversely affected if further rate fluctuations and/or power shortages and outages occur in California, the Northeast, or in our other markets.

Geopolitical risks and market disruption could adversely affect our operating results and financial condition.

Geopolitical events, such as the aftermath of the war with Iraq and the continuing involvement in Iraq and Afghanistan, may have a substantial impact on the economy and the housing market. The terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001 had an impact on our business and the occurrence of similar events in the future cannot be ruled out. The war and the continuing involvement in Iraq and Afghanistan, terrorism, and related geopolitical risks have created many economic and political uncertainties, some of which may have additional material adverse effects on the U.S. economy, and our customers and, in turn, our results of operations and financial condition.

Risks related to the Class A common stock

We do not expect to pay dividends to holders of our Class A Common Stock.

Certain debt instruments to which we are a party contain restrictions on the payment of cash dividends. As a result of the most restrictive of these provisions, we are not currently able to pay any cash dividends and anticipate that we will be prohibited from doing so for the foreseeable future. We have never paid cash dividends on our Class A Common Stock nor do we currently intend to pay cash dividends on our Class A Common Stock. Other than the payment of dividends on our Series A Preferred Stock (if permitted by our debt instruments), our board of directors presently intends to retain all earnings, if any, for use in our business operations.

Future sales of substantial amounts of our Class A Common Stock could affect the market price of our Class A Common Stock.

Future sales of substantial amounts of our Class A Common Stock, or securities convertible or exchangeable into shares of our Class A Common Stock, into the public market, including shares of Class A Common Stock issued upon exercise of options or warrants, conversion of Class B Common Stock upon sale or upon settlement of the purchase contracts for Class A Common Stock to be issued in the concurrent Units Offering, or perceptions that those sales and/or conversions or exchanges could occur, could adversely affect the prevailing market price of our Class A Common Stock and our ability to raise capital in the future.

Our issuance of additional Class A Common Stock or Preferred Stock may cause our Class A Common Stock price to decline, which may negatively impact your investment.

Issuances of substantial numbers of additional shares of our Class A Common Stock or Preferred Stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, may cause prevailing market prices for our Class A Common Stock to decline, which may negatively impact your investment. In addition, our board of directors is authorized to issue additional series of shares of Preferred Stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of Preferred Stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our Class A Common Stock or our Series A Preferred Stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative Preferred Stock in the future that has preference over our Class A Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue Preferred Stock with voting rights that dilute the voting power of our Class A Common Stock, the market price of our Class A Common Stock could decrease.

Our stock price has been and could remain volatile.

The market price for our Class A Common Stock has been and may continue to be volatile. As the price of our Class A Common Stock on the New York Stock Exchange constantly changes, it is impossible to predict whether the price of our Class A Common Stock will rise or fall. Trading prices of our Class A Common Stock will be influenced by our financial conditions, operating results and prospects and by economic, financial and other factors, such as prevailing interest rates, interest rate volatility and changes in our industry and competitors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of Class A Common Stock by us in the market, or the perception that such sales could occur, could affect the price of shares of our Class A Common Stock.

Our controlling stockholders are able to exercise significant influence over us.

Members of the Hovnanian family, including Ara K. Hovnanian, our chairman of the board, president and chief executive officer, have voting control, through personal holdings, the limited partnership established for members of Mr. Hovnanian’s family and family trusts, of Class A and Class B common stock that enables them to cast approximately 70% of the votes that may be cast by the holders of our outstanding Class A and Class B common stock combined. Their combined stock ownership enables them to exert significant control over us, including power to control the election of the Board and to approve matters presented to our stockholders. This concentration of ownership may also make some transactions, including mergers or other changes in control, more difficult or impossible without their support. Also, because of their combined voting power, circumstances may occur in which their interests could be in conflict with the interests of other stakeholders.

Our net operating loss carryforwards could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code. As a Class A common stockholder you will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation.

Based on recent impairments and our current financial performance, we generated a federal net operating loss carryforward of $904.9 million through the year ended October 31, 2010, and we may generate net operating loss carryforwards in future years.

Section 382 of the Internal Revenue Code (the “Code”) contains rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership shifts among stockholders owning directly or indirectly 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company.

If we undergo an ownership change for purposes of Section 382 as a result of this issuance, the Concurrent Offerings or future transactions involving our stock, including purchases or sales of stock between 5% shareholders, our ability to use our net operating loss carryforwards and to recognize certain built-in losses would be subject to the limitations of Section 382. Depending on the resulting limitation, a significant portion of our net operating loss carryforwards could expire before we would be able to use them. A limitation imposed under Section 382 on our ability to utilize our net operating loss carryforwards could have a negative impact on our financial position and results of operations.

In August 2008, we announced that the Board adopted a shareholder rights plan (the “Rights Plan”) designed to preserve shareholder value and the value of certain tax assets primarily associated with net loss carryforwards and built-in losses under Section 382 of the Code and on December 5, 2008, our stockholders approved the Board’s decision to adopt the Rights Plan. The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Class A common stock (any such person an “Acquiring Person”), without the approval of the Company’s board of directors. Subject to the terms, provisions and conditions of the rights plan, if and when they become exercisable, each right would entitle its holder to purchase from the Company one ten-thousandth of a share of the Company’s Series B Junior Preferred Stock for a purchase price of $35.00. The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% of the Class A common stock. If issued, each fractional share of Series B Junior Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of the Company’s Class A common stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of the Company, including without limitation any dividend, voting or liquidation rights. See “Limitation on beneficial ownership of Class A Common Stock”.

In addition, on December 5, 2008, our stockholders approved an amendment to our Certificate of Incorporation to restrict certain transfers of our stock in order to preserve the tax treatment of our net operating loss carryforwards and built-in losses under Section 382 of the Code. Subject to certain exceptions pertaining to pre-existing 5% stockholders and Class B stockholders, the transfer restrictions in the amended Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of the Company’s stock that result from the transfer of interests in other entities that own the Company’s stock) if the effect would be to: (i) increase the direct or indirect ownership of the Company’s stock by any person (or public group) from less than 5% to 5% or more of the Company’s stock; (ii) increase the percentage of the Company’s stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of the Company’s stock; or (iii) create a new “public group” (as defined in the applicable Treasury regulations). See “Limitation on beneficial ownership of Class A common stock”.

Holders of our Class A Common Stock will be subject to both the limitations imposed by the Rights Plan and the amended Certificate of Incorporation and you should carefully consider these limitations prior to your purchase.

Non-U.S. holders who own, or in certain cases have owned, directly or constructively, more than a certain ownership threshold may be subject to United States federal income tax on gain realized on the disposition of the shares of our Class A Common Stock.

Because we have significant U.S. real estate holdings, we believe that we currently are a “United States real property holding corporation” (USRPHC) for United States federal income tax purposes. As a result, a “non-U.S. holder” (as defined in “Certain United States federal income tax and estate consequences to non-U.S. holders—Gain on disposition of Class A Common Stock”) will generally be subject to United States federal income tax on gain realized on a sale or other disposition of shares of our Class A Common Stock if such non-U.S. holder exceeds certain ownership thresholds. So long as our Class A Common Stock continues to be regularly traded on an established securities market, a non-U.S. holder will not be subject to United States federal income tax on the disposition of our Class A Common Stock if the non-U.S. holder has not held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) more than 5% (actually or constructively) of our total outstanding Class A Common Stock. Non-U.S. holders should consult their own U.S. income tax advisors concerning the consequences of disposing of shares of Class A Common Stock.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $47.7 million (or approximately $54.9 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, we expect that the net proceeds from the Notes Offering will be approximately $147.9 million and the net proceeds from the concurrent Units Offering will be approximately $72.5 million (or approximately $83.4 million if the underwriters exercise their over-allotment option in full for the Units Offering), after deducting underwriting discounts and estimated transaction expenses payable by us. There can be no assurance that the Notes Offering or the Units Offering will be completed.

We intend to use the net proceeds of this offering, together with the net proceeds from the Concurrent Offerings, to fund the Tender Offers and/or the Redemptions, and for general corporate purposes. The interest rate of each series of Tender Offer Notes is set forth in “Summary—Related Transactions—Tender Offers and Redemptions.”

Capitalization

The following table sets forth our homebuilding cash and cash equivalents and our capitalization as of October 31, 2010, on:

•	an actual basis;

•	an as adjusted basis to give effect to the sale of our Class A Common Stock (but not the use of proceeds therefrom); and

•	an as further adjusted basis to give effect to the Concurrent Offerings and the application of the estimated proceeds from this offering and the Concurrent Offerings.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein and our financial statements and related notes incorporated by reference herein.

	As of October 31, 2010
		As adjusted
		for sale of	As further
		Class A	adjusted
(unaudited)		common	for Concurrent
(In thousands, except share numbers and footnotes)	Actual	stock	Offerings(7)

Homebuilding cash and cash equivalents, excluding restricted cash	$359,124	$406,823	$465,413
Restricted cash(1)	108,983	108,983	108,983

Total homebuilding cash and cash equivalents(2)	$468,107	$515,806	$574,396

Debt(3):
Nonrecourse land mortgages	$4,313	$4,313	$4,313
Nonrecourse mortgages secured by operating property	20,657	20,657	20,657
10 5/8% Senior Secured Notes due 2016	772,415	772,415	772,415
11 1/2% Senior Secured Notes due 2013	475	475	475
18% Senior Secured Notes due 2017	11,702	11,702	11,702

8% Senior Notes due 2012	35,475	35,475	—
6 1/2% Senior Notes due 2014	54,373	54,373	54,373
6 3/8% Senior Notes due 2014	29,214	29,214	29,214
6 1/4% Senior Notes due 2015	52,720	52,720	52,720
11 7/8% Senior Notes due 2015 offered concurrently(4)	—	—	151,052
6 1/4% Senior Notes due 2016	171,616	171,616	171,616
7 1/2% Senior Notes due 2016	172,269	172,269	172,269
8 5/8% Senior Notes due 2017	195,918	195,918	195,918

8 7/8% Senior Subordinated Notes due 2012	66,639	66,639	—
7 3/4% Senior Subordinated Notes due 2013	53,531	53,531	—

	As of October 31, 2010
		As adjusted
		for sale of	As further
		Class A	adjusted
(unaudited)		common	for Concurrent
(In thousands, except share numbers and footnotes)	Actual	stock	Offerings(7)

Tangible equity units senior subordinated amortizing notes that are components of Units offered concurrently	—	—	13,578

Total debt(3)	$1,641,317	$1,641,317	$1,650,302

Equity:
Preferred stock, $.01 par value; 100,000 Shares authorized; 5,600 Shares of 7.625% Series A Preferred Stock issued at October 31, 2010 with a liquidation preference of $140,000	$135,299	$135,299	$135,299
Common Stock, Class A, $.01 par value; 200,000,000 Shares authorized; 74,809,683 Shares issued at October 31, 2010, actual (including 11,694,720 shares held in treasury) and 86,559,683 Shares issued as adjusted and as further adjusted (including 11,694,720 Shares held in treasury)(5)	748	866	866
Common Stock, Class B, $.01 par value (Convertible to Class A at time of sale); 30,000,000 Shares authorized; 15,256,543 Shares issued at October 31, 2010 (including 691,748 Shares held in treasury)	153	153	153
Paid in capital—common stock(6)	463,908	511,489	570,823
Accumulated Deficit	(823,419)	(823,419)	(825,233)
Treasury stock—at cost	(115,257)	(115,257)	(115,257)

Total Hovnanian Enterprises, Inc. stockholders’ equity deficit	(338,568)	(290,869)	(233,349)

Noncontrolling interest in consolidated joint ventures	630	630	630

Total equity deficit(6)	$(337,938)	$(290,239)	$(232,719)

Total capitalization	$1,303,379	$1,351,078	$1,417,583

(1)	As of October 31, 2010, Restricted Cash includes $92.3 million of cash collateralizing our letter of credit agreements and facilities, $14.5 million of cash collateralizing our surety bonds and $2.2 million for customers’ deposits, which are restricted from our use.

(2)	As of October 31, 2010, cash of K. Hovnanian Enterprises, Inc., Hovnanian Enterprises, Inc. and the restricted subsidiaries that are guarantors under K. Hovnanian Enterprises, Inc.’s indentures collateralizing our secured indebtedness was $300.0 million (which included $92.3 million of restricted cash collateralizing certain letters of credit).

(3)	References to our consolidated debt in this prospectus supplement exclude debt of $73.6 million under our secured master repurchase agreements, which are short-term borrowing facilities used by our mortgage banking subsidiary.

(4)	As further adjusted, reflects gross proceeds of $155.0 million, net of original issue discount of approximately $3.948 million, which will accrete over the life of the Senior Notes and be amortized into interest expense. Does not reflect the underwriters’ discount.

(5)	(a) As adjusted and as further adjusted includes shares of our Class A Common Stock offered hereby and (b) as further adjusted excludes shares of our Class A Common Stock issuable upon settlement of the purchase contracts that are components of the Units offered in the Units Offering.

(6)	We have accounted for the purchase contracts that are components of the Units offered in the Units Offering as equity and recorded $59.3 million, the initial fair value of these contracts, net of the underwriters’ discount and estimated offering expenses allocated to the purchase contracts, as additional paid in capital as of October 31, 2010.

(7)	Assumes that all of the Tender Offer Notes are tendered and purchased in the Tender Offers on the date of issuance of the Senior Notes offered in the Notes Offering (expected to be February 14, 2011) at an aggregate purchase price of approximately $161.8 million, including estimated fees and expenses related to the Tender Offers.

Price range of common stock; dividend policy

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “HOV.” The following table sets forth the high and low closing sales prices for transactions involving our Class A Common Stock during each fiscal quarter, as reported on the New York Stock Exchange Composite Tape.

	High	Low

2011:
November 1, 2010 through February 3, 2011	$4.96	$3.54
2010:
Quarter ended October 31, 2010	$4.65	$3.42
Quarter ended July 31, 2010	7.99	3.47
Quarter ended April 30, 2010	7.23	3.55
Quarter ended January 31, 2010	4.40	3.54
2009:
Quarter ended October 31, 2009	$5.61	$3.42
Quarter ended July 31, 2009	3.25	1.81
Quarter ended April 30, 2009	2.93	0.58
Quarter ended January 31, 2009	4.99	1.61

On February 3, 2011, the last reported sale price of our Class A Common Stock on the New York Exchange was $4.49 per share. As of January 18, 2011, our Class A Common Stock was held of record by approximately 541 holders and our Class B Common Stock was held of record by approximately 260 holders. There is no established public trading market for our Class B Common Stock and in order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis.

Certain debt instruments to which we are a party contain restrictions on the payment of cash dividends. As a result of the most restrictive of these provisions, we are not currently able to pay any cash dividends. We have never paid a cash dividend to common stockholders.

Limitation on beneficial ownership of Class A common stock

As a Class A common stockholder, you will be subject to both our Rights Plan and the transfer restrictions of our amended Certificate of Incorporation. The following is a summary of the Rights Plan and the transfer restrictions of our amended Certificate of Incorporation but is not complete. We refer you to both the Rights Agreement and our amended Certificate of Incorporation which are filed as exhibits to the registration statement of which this prospectus forms a part.

Rights plan

In August 2008, we announced that the board of directors of Hovnanian adopted a shareholder rights plan designed to preserve shareholder value and the value of certain tax assets primarily associated with net loss carryforwards and built-in losses under Section 382 of the Internal Revenue Code (“NOLs”), and on December 5, 2008, our stockholders approved the Board’s decision to adopt the shareholder rights plan. The rights plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Class A common stock (any such person an “Acquiring Person”), without the approval of the Company’s board of directors. Subject to the terms, provisions and conditions of the rights plan, if and when they become exercisable, each right would entitle its holder to purchase from the Company one ten-thousandth of a share of the Company’s Series B Junior Preferred Stock for a purchase price of $35.00. The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% of the Class A common stock. If issued, each fractional share of Series B Junior Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of the Company’s Class A common stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of the Company, including without limitation any dividend, voting or liquidation rights. See “Description of Capital Stock—Rights Plan” in the accompanying prospectus for more information.

Certificate of incorporation

In addition, on December 5, 2008, our stockholders approved an amendment to our Certificate of Incorporation to restrict certain transfers of our stock in order to preserve the tax treatment of our NOLs under the Code. Subject to certain exceptions pertaining to pre-existing 5% stockholders and Class B stockholders, the transfer restrictions in the amended Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of the Company’s stock that result from the transfer of interests in other entities that own the Company’s stock) if the effect would be to: (i) increase the direct or indirect ownership of the Company’s stock by any person (or public group) from less than 5% to 5% or more of the Company’s stock; (ii) increase the percentage of the Company’s stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of the Company’s stock; or (iii) create a new “public group” (as defined in the applicable Treasury regulations).

Consequences of prohibited transfers

In accordance with our amended Certificate of Incorporation, any direct or indirect transfer attempted in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of Class A Common Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Class A Common Stock, or in the case of options, receiving Class A Common Stock in respect of their exercise. In this prospectus supplement, Class A Common Stock purportedly acquired in violation of the transfer restrictions is referred to as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock. Our agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

To the extent permitted by law, any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by us as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of Class A Common Stock which does not involve a transfer of “securities” of the Company within the meaning of the General Corporation Law of the State of Delaware but which would cause any 5-percent stockholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 5-percent stockholder shall be required to dispose of any interest that is not a security of the Company, but such 5-percent stockholder and/or any person whose ownership of securities of the Company is attributed to such 5-percent stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 5-percent stockholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 5-percent stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Exceptions

The Board of directors will have the discretion to approve transfers that would otherwise be restricted by the amended Certificate of Incorporation and may exempt any person or group from triggering the dilutive effect of the Rights Plan.

Representation

Each purchaser of shares of Class A Common Stock, by accepting such shares, agrees to the ownership and transfer restrictions of the Rights Plan and our amended Certificate of Incorporation and represents and warrants to the Company that it is in compliance with such ownership and transfer restrictions. This representation and warranty is part of the consideration for issuance of the Class A Common Stock in this offering.

Certain United States federal income
and estate tax consequences to non-U.S. holders

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Class A Common Stock as of the date hereof. Except where noted, this summary deals only with Class A Common Stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Class A Common Stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Class A Common Stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on disposition of Class A common stock

Any gain realized by a non-U.S. holder on the disposition of our Class A Common Stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are currently a “United States real property holding corporation” for United States federal income tax purposes and that our Class A Common Stock is currently regularly traded on an established securities market. So long as our Class A Common Stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or has held actually or constructively (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our Class A Common Stock will be subject to United States federal income tax on the disposition of our Class A Common Stock. United States holders who hold or have held, actually or constructively, more than 5% of our Class A Common Stock are urged to consult their tax advisors regarding the United States federal income tax consequences of disposing of their Class A Common Stock.

Federal estate tax

Class A Common Stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A Common Stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Additional withholding requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our Class A Common Stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its United States accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

Certain ERISA considerations

The following discussion is a summary of certain considerations associated with the purchase of our Class A Common Stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, an “ERISA Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. A prohibited transaction within the meaning of ERISA and the Code may result if our Class A Common Stock is acquired by an ERISA Plan to which we or an underwriter is a party in interest and such acquisition is not entitled to an applicable exemption, of which there are many.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our Class A Common Stock on behalf of, or with the assets of, any ERISA Plan, consult with their counsel regarding the matters described herein.

Underwriting

J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as the representatives of the underwriters below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A Common Stock set forth opposite the underwriter’s name.

Underwriter	Number of shares

J.P. Morgan Securities LLC.	3,133,725

Credit Suisse Securities (USA) LLC.	3,133,725
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,133,725

Citigroup Global Markets Inc.	1,350,075

Wells Fargo Securities, LLC	998,750

Total	11,750,000

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the shares of offered Class A Common Stock if they buy any of them. The underwriting agreement provides that the obligations of the underwriters are subject to approval of legal matters by their counsel, including the validity of the Class A Common Stock, and other conditions, such as the receipt by the underwriters of officer’s certificates and legal opinions. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Class A Common Stock to the public when and if the underwriters buy the Class A Common Stock from Hovnanian.

The completion of the Notes Offering is contingent on the completion of this offering and the Units Offering, but the completion of this offering and the Units Offering are not contingent on the completion of each other or the Notes Offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect to those liabilities.

We have granted to the underwriters an option to purchase up to 1,762,500 additional shares of Class A Common Stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of the prospectus supplement, to cover over-allotments, if any. This option is exercisable for a period of 30 days. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to conditions, to purchase from us shares in approximately the same proportion as set forth in the table above.

The underwriters propose to offer the Class A Common Stock directly to the public initially at the offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the Class A Common Stock to securities dealers at that price less a concession not in excess of $0.129 per share. The underwriters reserve the right to reject any order for the purchase of shares. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

We, our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any shares of our Class A Common Stock or any securities convertible into or exchangeable for our Class A Common Stock, subject to certain specified exceptions. J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC in their sole discretion may release any of the securities subject to these lock-up provisions at any time without notice.

The following table provides information regarding the per share and total underwriting discounts and commissions to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to additional shares.

	No exercise of	Full exercise of
	over-allotment	over-allotment
	option	option

Per share	$0.215	$0.215
Total	$2,526,250.00	$2,905,187.50

We estimate that our expenses in connection with the sale of the Class A Common Stock, other than underwriting discounts, will be approximately $300,000. This estimate includes expenses related to the printing, transfer agent fees, and legal and accounting fees, among other expenses.

In connection with the offering, the underwriters may purchase and sell shares of Class A Common Stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of our Class A Common Stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short positions involve either purchases of the Class A Common Stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Class A Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Class A Common Stock. They may also cause the price of the Class A Common Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the exchange on which we are listed or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated has purchased, and may in the future purchase, mortgage loans from us or in the secondary mortgage market in the ordinary course of business. Disputes, which could include litigation, may arise in connection with requests for loan repurchases and/or make whole payments with respect to such mortgage loans. In addition, Credit Suisse Securities (USA) LLC is acting as the dealer manager in connection with the Tender Offers and certain of the underwriters or their affiliates may hold Tender Offer Notes and tender such notes in the Tender Offers or we may redeem them in the Redemptions. Certain of the underwriters in this offering are also underwriters in the Concurrent Offerings.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Class A Common Stock described by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Class A Common Stock offered by this prospectus supplement may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Class A Common Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A Common Stock to be offered so as to enable an investor to decide to purchase any Class A Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Class A Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom.

Neither this prospectus supplement nor any other offering material relating to the Class A Common Stock described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of Class A Common Stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Class A Common Stock has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the Class A Common Stock to the public in France.

Such offers, sales and distributions will be made in France only

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Class A Common Stock may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A Common Stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Class A Common Stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement.

Our shares of Class A Common Stock are traded on the New York Stock Exchange under the symbol “HOV.”

Legal matters

The validity of the shares of Class A Common Stock being offered hereby is being passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to the offering of the Class A Common Stock will be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements as of October 31, 2010 and 2009, and for the years then ended incorporated by reference in this prospectus supplement from the Company’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended October 31, 2010 and the effectiveness of Hovnanian’s internal control over financial reporting as of October 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of Hovnanian for the year ended October 31, 2008 appearing in Hovnanian’s Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended October 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Available information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov. Hovnanian’s Class A common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation of certain documents by reference

We incorporate by reference the document listed below filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus.

Hovnanian has filed the following documents with the SEC and this document is incorporated herein by reference:

•	Amendment No. 1 to Annual Report on Form 10-K/A for fiscal year ended October 31, 2010, Registration File No. 1-8551; and

•	The portions of Hovnanian’s definitive proxy statement on Schedule 14A that were deemed “filed” with the SEC under the Exchange Act on January 31, 2011.

All documents filed by Hovnanian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus supplement, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to Brad O’Connor, Vice President and Corporate Controller, Hovnanian Enterprises, Inc., 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701 (telephone: (732) 747-7800).

PROSPECTUS

$500,000,000
Hovnanian Enterprises, Inc.
Preferred Stock
Class A Common Stock
Depositary Shares
Warrants to Purchase Preferred Stock
Warrants to Purchase Class A Common Stock
Warrants to Purchase Depositary Shares
Debt Securities
Warrants to Purchase Debt Securities
Stock Purchase Contracts
Stock Purchase Units
Units
K. Hovnanian Enterprises, Inc.
Debt Securities
Warrants to Purchase Debt Securities
Units

We, Hovnanian Enterprises, Inc., may offer and sell from time to time, in one or more series:

•	Preferred Stock,

•	Class A Common Stock (along with Preferred Stock Purchase Rights),

•	Depositary Shares,

•	debt securities consisting of notes, debentures or other evidences of indebtedness, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, and which may be convertible into, or exchangeable or exercisable for, any of the securities referred to herein,

•	warrants to purchase our Preferred Stock, our Class A Common Stock, our Depositary Shares or our debt securities,

•	Stock Purchase Contracts,

•	Stock Purchase Units, and

•	Units, comprised of two or more of any of the securities referred to herein, in any combination;

together or separately, in amounts, at prices and on terms that will be determined at the time of the offering.

Our wholly-owned subsidiary, K. Hovnanian Enterprises, Inc., may offer and sell from time to time, in one or more series:

•	debt securities, consisting of notes, debentures or other evidences of indebtedness, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, which in each case will be fully and unconditionally guaranteed by Hovnanian Enterprises, Inc., and which may be convertible into, or exchangeable or exercisable for, any of the other securities referred to herein,

•	warrants to purchase K. Hovnanian Enterprises, Inc. debt securities, which will be fully and unconditionally guaranteed by Hovnanian Enterprises, Inc., and

•	Units, comprised of two or more of any of the securities referred to herein, in any combination;

together or separately, in amounts, at prices and on terms that will be determined at the time of the offering.

Hovnanian Enterprises, Inc. debt securities or warrants or the debt securities or warrants issued by K. Hovnanian Enterprises, Inc. may be guaranteed by substantially all of our wholly-owned subsidiaries and may be issued either separately, or together with, upon conversion of, or in exchange for, other securities.

We may offer and sell the securities directly to you, through agents, underwriters or dealers. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any agents, dealers or underwriters involved in the offering and any applicable fees, commissions or discount arrangements. The net proceeds we expect to receive from sales will be set forth in the prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and in the documents that we incorporate by reference.

Our common stock is traded on the New York Stock Exchange under the symbol “HOV.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is January 28, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the “Commission”, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Available Information” and “Incorporation of Certain Documents by Reference” before making an investment in our securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Available Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, a prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Unless otherwise stated or context otherwise requires, all references in this prospectus to:

•	“K. Hovnanian” are to K. Hovnanian Enterprises, Inc., a California corporation; and

•	“Hovnanian,” “us,” “we,” “our” or “Company” are to Hovnanian Enterprises, Inc., a Delaware corporation, together with its consolidated subsidiaries, including K. Hovnanian.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not historical facts should be considered as “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to:

•	Changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn;

•	Adverse weather and other environmental conditions and natural disasters;

•	Changes in market conditions and seasonality of the Company’s business;

•	Changes in home prices and sales activity in the markets where the Company builds homes;

•	Government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, and the environment;

•	Fluctuations in interest rates and the availability of mortgage financing;

•	Shortages in, and price fluctuations of, raw materials and labor;

•	The availability and cost of suitable land and improved lots;

•	Levels of competition;

•	Availability of financing to the Company;

•	Utility shortages and outages or rate fluctuations;

•	Levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness;

•	The Company’s sources of liquidity;

•	Changes in credit ratings;

•	Availability of net operating loss carryforwards;

•	Operations through joint ventures with third parties;

•	Product liability litigation and warranty claims;

•	Successful identification and integration of acquisitions;

•	Significant influence of the Company’s controlling stockholders; and

•	Geopolitical risks, terrorist acts and other acts of war.

Certain risks, uncertainties, and other factors are incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, along with the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason, after the date of this prospectus.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. We have also filed a registration statement on Form S-3 with the Commission. This prospectus, which forms part of the registration statement, does not have all of the information contained in the registration statement. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information, including the registration statement, at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information concerning the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy statements and other information, including the registration statement. The website address is: http://www.sec.gov. Hovnanian’s Class A Common Stock is listed on the New York Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the Commission. The Commission allows us to “incorporate by reference” selected documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus.

Hovnanian has filed the following documents with the Commission and these documents are incorporated herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2010, Registration File No. 1-8551 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Hovnanian’s definitive proxy statement for the 2011 Annual Meeting of shareholders);

•	The description of the Company’s Class A Common Stock contained in the Registration Statement on Form 8-A filed on March 13, 2001, including any amendment or reports filed for the purpose of updating such description, Registration File No. 1-8551; and

•	The description of the Company’s Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed on August 14, 2008, Registration File No. 1-8551.

All documents filed by Hovnanian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement, and all such documents filed by Hovnanian subsequent to the date of this prospectus and prior to the termination of the offerings made by this prospectus are to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Hovnanian makes available through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(d) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed with, or furnished to, the Commission. In addition, Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to Brad O’Connor, Vice President and Corporate Controller, Hovnanian Enterprises, Inc., 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701 (telephone: (732) 747-7800).

THE COMPANY

Overview

We design, construct, market, and sell single-family detached homes, attached townhomes and condominiums, mid-rise condominiums, urban infill and active adult homes in planned residential developments and are one of the nation’s largest builders of residential homes. Founded in 1959 by Kevork Hovnanian, the Company was incorporated in New Jersey in 1967 and reincorporated in Delaware in 1983. Since the incorporation of our predecessor company and including unconsolidated joint ventures, we have delivered in excess of 291,000 homes, including 5,009 homes in fiscal 2010. The Company consists of two distinct operations: homebuilding and financial services. Our homebuilding operations consist of six segments: Northeast, Mid-Atlantic, Midwest, Southeast,

Southwest and West. Our financial services operations provide mortgage loans and title services to the customers of our homebuilding operations.

We are currently, excluding unconsolidated joint ventures, offering homes for sale in 192 communities in 40 markets in 18 states throughout the United States. We market and build homes for first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers, and empty nesters. We offer a variety of home styles at base prices ranging from $34,000 (low income housing) to $1,660,000 with an average sales price, including options, of $281,000 nationwide in fiscal 2010.

Corporate Information

Our principal executive offices are located at 110 West Front Street, P.O. Box 500, Red Bank, New Jersey 07701, our telephone number is (732)747-7800, and our Internet website address is www.khov.com. Information on or accessible through our website is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Certain risks relating to us and our business are described under the headings “Business” and “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2010, filed with the Commission on December 22, 2010, which is incorporated by reference into this prospectus and which you should carefully review and consider, along with the other information contained in this prospectus or incorporated by reference herein, as updated by our subsequent filings under the Exchange Act, before making an investment in any of our securities. Additional risks, as well as updates or changes to the risks described in the documents incorporated by reference herein, may be included in any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read the section of this prospectus captioned “Forward-Looking Statements”, in which we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Investment in any securities offered pursuant to this prospectus involves risks and uncertainties. If one or more of the events discussed in the risk factors were to occur, our business, financial condition, results of operations or liquidity, as well as the value of an investment in our securities, could be materially adversely affected.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings from continuing operations before income taxes and income or loss from equity investees, plus fixed charges and distributed income of equity investees, less interest capitalized. Fixed charges consist of all interest incurred, plus that portion of operating lease rental expense (33%) deemed to be representative of interest, plus the amortization of debt issuance costs and bond discounts. Combined fixed charges and preferred stock dividends consist of fixed charges and preferred stock dividends declared. The fourth quarter of fiscal year 2005 was the first period we declared and paid preferred stock dividends, and due to covenant restrictions, we have been prohibited from paying dividends beginning with the first quarter of fiscal year 2008. The following table sets forth the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Year Ended October 31,
	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges	(a)	(a)	(a)	(a)	1.8
Ratio of earnings to combined fixed charges and preferred stock dividends	(b)	(b)	(b)	(b)	1.7

(a)	Earnings for the years ended October 31, 2010, 2009, 2008 and 2007 were insufficient to cover fixed charges for such period by $273.8 million, $628.3 million, $1,153.5 million and $684.6 million, respectively.

(b)	Earnings for the years ended October 31, 2010, 2009, 2008 and 2007 were insufficient to cover fixed charges and preferred stock dividends for such period by $273.8 million, $628.3 million, $1,153.5 million and $695.6 million, respectively. Due to restrictions in our indentures on our senior secured, senior, and senior subordinated notes, we are currently prohibited from paying dividends on our preferred stock and did not make any dividend payments in fiscal 2010, 2009 and 2008. In fiscal 2007 and 2006, we paid $10.7 million of dividends on our preferred stock.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus and each prospectus supplement, the “offered securities”, will be used for general corporate purposes, which may include working capital needs, the refinancing or repayment of existing indebtedness, capital expenditures, expansion of the business and acquisitions. If any of the net proceeds from the offered securities will be used for acquisitions, we will identify the acquisition in the applicable prospectus supplement. The net proceeds may be invested temporarily in short-term securities or to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities that may be offered from time to time pursuant to this prospectus. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and the following description. The specific terms of debt securities as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

In this section, references to “Hovnanian” mean Hovnanian Enterprises, Inc. and do not include K. Hovnanian or any of its subsidiaries and references to “K. Hovnanian” mean K. Hovnanian Enterprises, Inc. and do not include any of its subsidiaries.

The debt securities issued by K. Hovnanian, which we refer to as the “K. Hovnanian Debt Securities” may be issued either separately, or together with, upon conversion of or in exchange for, other securities. The K. Hovnanian Debt Securities will either be unsecured senior obligations, which we refer to as the “K Hovnanian Senior Debt Securities”, unsecured senior subordinated obligations, which we refer to as the “K. Hovnanian Senior Subordinated Debt Securities” or unsecured subordinated obligations, which we refer to as the “K. Hovnanian Subordinated Debt Securities”, of K. Hovnanian. The K. Hovnanian Debt Securities will be guaranteed by Hovnanian, may be guaranteed by other subsidiaries of Hovnanian and will be issued:

•	in the case of K. Hovnanian Senior Debt Securities, under a Senior Indenture, the “K. Hovnanian Senior Debt Indenture”, among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement;

•	in the case of K. Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture, the “K. Hovnanian Senior Subordinated Debt Indenture”, among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement; and

•	in the case of K. Hovnanian Subordinated Debt Securities, under a Subordinated Indenture, the “K. Hovnanian Subordinated Debt Indenture”, among K. Hovnanian, Hovnanian and any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement.

The K. Hovnanian Senior Debt Indenture, the K. Hovnanian Senior Subordinated Debt Indenture and the K. Hovnanian Subordinated Debt Indenture are sometimes referred to in this description individually as a “K. Hovnanian Indenture” and collectively as the “K. Hovnanian Indentures”.

The debt securities issued by Hovnanian, which we refer to as the “Hovnanian Debt Securities” may be issued either separately, or together with, upon conversion of or in exchange for, other securities. The Hovnanian Debt Securities will either be unsecured senior obligations, which we refer to as the “Hovnanian Senior Debt Securities” and together with the “K. Hovnanian Senior Debt Securities, the “Senior Debt Securities”, unsecured senior subordinated obligations, which we refer to as the “Hovnanian Senior Subordinated Debt Securities” and together with the “K. Hovnanian Senior Subordinated Debt Securities, the “Senior Subordinated Debt Securities”, or unsecured subordinated obligations, which we refer to as the “Hovnanian Subordinated Debt Securities” and together with the “K. Hovnanian Subordinated Debt Securities, the “Subordinated Debt Securities”, of Hovnanian. The Hovnanian Debt Securities may be guaranteed by subsidiaries of Hovnanian and will be issued:

•	in the case of Hovnanian Senior Debt Securities, under a Senior Indenture, the “Hovnanian Senior Debt Indenture”, among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement;

•	in the case of Hovnanian Senior Subordinated Debt Securities, under a Senior Subordinated Indenture, the “Hovnanian Senior Subordinated Debt Indenture”, among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement; and

•	in the case of Hovnanian Subordinated Debt Securities, under a Subordinated Indenture, the “Hovnanian Subordinated Debt Indenture”, among Hovnanian, any subsidiaries of Hovnanian, as guarantors, and the trustee specified in the applicable prospectus supplement.

The Hovnanian Senior Debt Indenture, The Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes referred to in this description individually as a “Hovnanian Indenture” and collectively as the “Hovnanian Indentures”.

The K. Hovnanian Senior Indenture and the Hovnanian Senior Indenture are sometimes referred to in this description individually as a “Senior Debt Indenture” and collectively as the “Senior Debt Indentures”. The K. Hovnanian Senior Subordinated Debt Indenture and the Hovnanian Senior Subordinated Debt Indenture are sometimes referred to in this description individually as a “Senior Subordinated Debt Indenture” and collectively as the “Senior Subordinated Debt Indentures”. The K. Hovnanian Subordinated Debt Indenture and the Hovnanian Subordinated Debt Indenture are sometimes referred to individually as a “Subordinated Debt Indenture” and collectively as the “Subordinated Debt Indentures”. The K. Hovnanian Indentures and the Hovnanian Indentures are sometimes referred to in this description individually as an “Indenture” and collectively as the “Indentures”.

This summary of the terms and provisions of the debt securities and the Indentures is not complete, and we refer you to the copies of the Indentures, which will be filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the Indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

None of the Indentures limits the amount of debt securities that may be issued thereunder, and the Indentures provide that the debt securities may be issued from time to time in one or more series. The Indentures permit the appointment of a different trustee for each series of debt securities. Section references below are to sections in each Indenture unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, those sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by the reference. The Indentures are substantially identical, except for certain covenants, provisions relating to Hovnanian’s guarantee and to subordination. For purposes of the summaries set forth below, “issuer” shall refer to K. Hovnanian in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures and to Hovnanian in the case of the Hovnanian Debt Securities and the Hovnanian Indentures. “Obligors” refers to Hovnanian and any subsidiaries of Hovnanian, as guarantors, the “guarantors”, in the case of the Hovnanian Debt Securities and the Hovnanian Indentures, and to K. Hovnanian and Hovnanian and any subsidiaries of Hovnanian, as guarantors, the “guarantors”, in the case of the K. Hovnanian Debt Securities and the K. Hovnanian Indentures.

Provisions Applicable to Senior, Senior Subordinated and Subordinated Debt Securities

General.  The Hovnanian Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of Hovnanian and the K. Hovnanian Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of K. Hovnanian, except that, under specified circumstances, K. Hovnanian may be released from these obligations. See “Conditions for Release of K. Hovnanian”. Unless otherwise specified in any prospectus supplement, the Senior Debt Securities will rank equally in right of payment with all of the other senior obligations of Hovnanian or K. Hovnanian, as applicable, and the Senior Subordinated Debt Securities and the Subordinated Debt Securities will have such terms with respect to rank and priority as described under “Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities — Subordination”. Except to the extent described in any prospectus supplement, the Indentures do not, and the debt securities will not, contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control of Hovnanian or a highly leveraged transaction by Hovnanian.

We refer you to the applicable prospectus supplement for the following terms of and information relating to the debt securities being offered, the “Offered Debt Securities”, to the extent these terms are applicable to Offered Debt Securities:

•	the title of the Offered Debt Securities;

•	classification as K. Hovnanian Senior Debt Securities, K. Hovnanian Senior Subordinated Debt Securities, K. Hovnanian Subordinated Debt Securities, Hovnanian Senior Debt Securities, Hovnanian Senior Subordinated Debt Securities or Hovnanian Subordinated Debt Securities, aggregate principal amount, purchase price and denomination, and whether the Offered Debt Securities will be guaranteed by Hovnanian and/or by the subsidiary guarantors of Hovnanian as described under “— Description of Guarantees” below;

•	the date or dates on which the principal of the Offered Debt Securities is payable;

•	the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of the Offered Debt Securities may be calculated;

•	the interest rate or rates, or the method by which it will be determined, and the date or dates from which the interest, if any, will accrue;

•	the date or dates on which the interest, if any, will be payable;

•	the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer;

•	the right, if any, or obligation, if any, of Hovnanian or K. Hovnanian to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund, amortization payments or analogous provisions, at the option of Hovnanian or K. Hovnanian or at the option of a holder thereof, and the period or periods within which, the price or prices or the method by which such price or prices will be determined, or both at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to the obligation;

•	the terms for conversion or exchange, if any, of the Offered Debt Securities;

•	any provision relating to the issuance of the Offered Debt Securities at an original issue discount;

•	if the amounts of payments of principal of, premium, if any, and interest, if any, on the Offered Debt Securities are to be determined with reference to an index, the manner in which those amounts will be determined;

•	any applicable United States federal income tax consequences;

•	the currency or currencies for which the Offered Debt Securities may be purchased and the currency or currencies in which principal, premium, if any, and interest, if any, may be payable;

•	the trustee with respect to the series of Offered Debt Securities; and

•	any other specific terms of the Offered Debt Securities, including any deleted, modified or additional Events of Default or remedies or additional covenants provided with respect to the Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in any prospectus supplement, the debt securities will be issuable in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof, see Section 2.7. No service charge will be made for any transfer or exchange of any debt securities but the issuer or trustee may require payment of a sum sufficient to cover any tax or other governmental charge, payable in connection therewith, see Section 2.8.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be issued at an initial offering price below their stated principal amount. Special United States federal income tax considerations applicable to discounted debt securities or to some debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

Unless otherwise specified in any prospectus supplement, in determining whether the holders of the requisite aggregate principal amount of outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of debt securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of the determination upon a declaration of acceleration of the maturity thereof.

Description of Guarantees.  Hovnanian will fully and unconditionally guarantee, pursuant to the K. Hovnanian Indentures, the due and prompt payment of the principal of and premium, if any, and interest on the K. Hovnanian Debt Securities any and all other obligations of K. Hovnanian to the holders of the K. Hovnanian Debt Securities and the trustee under the K. Hovnanian Indentures when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, call for redemption or otherwise. Any series of debt securities of Hovnanian may be guaranteed by, and any series of debt securities of K. Hovnanian may be further guaranteed by, certain subsidiaries of Hovnanian, the “subsidiary guarantees”, as provided in the applicable prospectus supplement relating to such series. If debt securities are guaranteed by subsidiary guarantors, that subsidiary guarantee will be set forth in a supplemental indenture.

Payments with respect to the guarantee by Hovnanian of the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Hovnanian to the same extent and manner that payments with respect to the K. Hovnanian Senior Subordinated Debt Securities and K. Hovnanian Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of K. Hovnanian as described under “Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities” below. Likewise, payments with respect to subsidiary guarantees of Senior Subordinated Debt Securities and Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of each such subsidiary guarantor to the same extent and manner that payments with respect to the Senior Subordinated Debt Securities and Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the issuer of such debt securities as described under “Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities” below.

Global Securities.  The debt securities of a series may be issued in whole or in part in the form of one or more global securities, the “global securities”, that will be deposited with or on behalf of a depositary, “the depositary”, identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security:

•	may not be transferred except as a whole; and

•	may only be transferred

•	by the depositary for the global security to its nominee,

•	by a nominee of the depositary to the depositary or another nominee of the depositary, or

•	by the depositary or any nominee to a successor depositary or nominee of the successor depositary, see Section 2.8.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. Hovnanian and K. Hovnanian anticipate that the following provisions generally will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for that global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with such depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to those debt securities or by the issuer if the debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary, participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

As long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by that global security for all purposes under the Indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any of those debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing those debt securities.

Payment of principal of, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Hovnanian and K. Hovnanian expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium, if any, and interest, if any, in respect of a global security representing any of those debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for those securities as shown on the records of such depositary or its nominee. Hovnanian and K. Hovnanian also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participants. Neither Hovnanian, K. Hovnanian, the trustee for such debt securities, any paying agent nor the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the issuer within 90 days, the issuer will issue individual debt securities of the applicable series in exchange for the global security representing the applicable series of debt securities. In addition, an issuer may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by a global security and, in such event, will issue individual debt securities of the applicable series in exchange for the global security representing the applicable series of debt securities. Further, if an issuer so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to the issuer, the trustee and the depositary for the global security, receive individual debt securities of the applicable series in exchange for beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In this instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the applicable global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in registered form and in denominations, unless otherwise specified in the applicable prospectus supplement relating to that series of debt securities, of $2,000 and integral multiples of $1,000 in excess thereof.

Events of Default.  Unless otherwise specified in the applicable prospectus supplement, an Event of Default is defined under each Indenture with respect to the debt securities of any series issued under the applicable Indenture as being:

•	default in the payment of principal of or premium, if any, with respect to debt securities of the applicable series when due;

•	default in the payment of any installment of interest on any of the debt securities of that series when due, continued for 30 days;

•	default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to debt securities of that series when due;

•	default in the performance of any other covenant of any of the obligors’ applicable to debt securities of that series, continued for 90 days after written notice to the obligors by the trustee or to the obligors and the trustee, by the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding requiring the same to be remedied; and

•	specified events of bankruptcy, insolvency or reorganization of the issuer, see Section 5.1.

If any Event of Default shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, by notice in writing to Hovnanian or K. Hovnanian, as applicable, and to the trustee, if given by the holders, may declare the principal, or, in the case of any series of debt securities originally issued at a discount from their stated principal amount, the portion of the principal amount as may be specified in the terms of that series, of all of the debt securities of that series and the interest, if any, accrued thereon to be due and payable immediately. Subject to the conditions set forth in each Indenture, the declaration described in the preceding sentence may be rescinded by notice in writing to Hovnanian or K. Hovnanian, as applicable, and the trustee by holders of a majority in aggregate principal amount of the debt securities of the series then outstanding. This rescission will rescind and annul any declaration made pursuant to the first sentence of this paragraph and its consequences if all defaults under such Indenture are cured or waived, see Section 5.1.

Each Indenture provides that no holder of any series of debt securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, that Indenture, unless:

•	the holder previously gave the trustee written notice of default and of the continuance thereof;

•	the holders of not less than 25% in aggregate principal amount of the applicable series of debt securities then outstanding made written request to the trustee to institute the suit, action or proceeding and offered to the trustee reasonable indemnity as it may require with respect thereto; and

•	the trustee, for 60 days after its receipt of the notice, request and offer of indemnity, neglected or refused to institute any action, suit or proceeding.

Subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the right, described in the above bullet points, of any holder of any debt security to receive payment of the principal of, premium, if any, or interest, if any, on that debt security, on or after the respective due dates, or to institute suit for the enforcement of any payment shall not be impaired or affected without the consent of the holder, see Section 5.4.

The holders of a majority in aggregate principal amount of the debt securities of the series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that the trustee may decline to follow that direction if the trustee determines that the action or proceeding is unlawful or would involve the trustee in personal liability, see Section 5.7.

Hovnanian and/or K. Hovnanian, as applicable, are required to furnish annually to the trustee a certificate as to compliance by Hovnanian and/or K. Hovnanian, as applicable, with all conditions and covenants under each Indenture, see Section 4.3.

Covenants.  The covenants, if any, that will apply to a particular series of debt securities will be as described in the applicable prospectus supplement relating to such series of debt securities. Except as described herein and as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, Hovnanian and/or K. Hovnanian as applicable may remove or add covenants without the consent of holders of the debt securities.

Discharge and Defeasance.  Unless otherwise specified in the applicable prospectus supplement, Hovnanian and/or K. Hovnanian, as applicable, can discharge or defease their respective obligations with respect to any series of debt securities as described below, see Article Ten.

Unless otherwise specified in any prospectus supplement, Hovnanian or K. Hovnanian, as applicable, may discharge all of its obligations, except those described below, to holders of any series of debt securities issued under any Indenture that have not already been delivered to the trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year or are to be called for redemption within one year, by irrevocably depositing with the trustee cash or U.S. Government Obligations, as defined in the Indenture, or a combination thereof, as trust funds in an amount to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding debt securities of that series and to make any mandatory sinking fund payments, if any, thereon when due.

Unless otherwise provided in the applicable prospectus supplement, Hovnanian or K. Hovnanian, as applicable, may also elect at any time to defease and be discharged from all of its obligations, except those described below, to holders of any series of debt securities issued under each Indenture, “defeasance”, or be released from all of their obligations with respect to specified covenants and certain events of default applicable to any series of debt securities issued under each Indenture, “covenant defeasance”, if, among other things:

•	Hovnanian or K. Hovnanian, as applicable, irrevocably deposit with the trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding debt securities of the applicable series and to make any mandatory sinking fund payments, if any, thereon when due;

•	the deposit will not result in a breach or violation of, or cause a default under, any material agreement or instrument (other than the Indenture) to which either Hovnanian or K. Hovnanian, as applicable, is a party or by which it is bound; and

•	Hovnanian or K. Hovnanian, as applicable, deliver to the trustee an opinion of counsel to the effect that the holders of the applicable series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance will not otherwise alter the United States federal income tax treatment of the holders’ principal of and interest payments, if any, on that series of debt securities.

In the case of defeasance, the opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the debt securities of such series, because this result would not occur under current tax law, see Section 10.4.

Notwithstanding the foregoing, no discharge, defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of any series of debt securities:

•	rights of registration of transfer and exchange of debt securities of the applicable series;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen debt securities of the applicable series;

•	rights of holders of debt securities of the applicable series to receive payments of principal thereof, premium, if any, and interest, if any, thereon, upon the original due dates therefore, but not upon acceleration, and to receive mandatory sinking fund payments thereon when due, if any;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of debt securities of a series as beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and

•	obligations of Hovnanian or K. Hovnanian, as applicable, to maintain an office or agency in respect of debt securities of the series, see Section 10.2.

Hovnanian or K. Hovnanian, as applicable, may exercise the defeasance option with respect to any series of debt securities notwithstanding the prior exercise of the covenant defeasance option with respect to any series of debt securities. If Hovnanian or K. Hovnanian, as applicable, exercises the defeasance option with respect to any series of debt securities, payment of that series of debt securities may not be accelerated because of an Event of Default with respect to that series of debt securities. If Hovnanian or K. Hovnanian, as applicable, exercises the covenant defeasance option with respect to any series of debt securities, payment of that series of debt securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest, if any, and any mandatory sinking fund payments, if any, then due on the series of debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Indenture.  Except as otherwise provided in the applicable prospectus supplement, each Indenture provides that the obligors and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities to:

•	evidence the assumption by a successor entity of the obligations of any of the obligors under that Indenture;

•	add covenants or new events of default for the protection of the holders of the debt securities;

•	cure any ambiguity or defect or correct any inconsistency in the Indenture;

•	establish the form and terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee;

•	secure the debt securities of the applicable series or provide for guarantees of the debt securities of any series and evidence the termination or discharge of any guarantee of or lien securing the debt securities of such series when permitted under the applicable Indenture;

•	designate a bank or trust company other than the trustee specified in the applicable prospectus supplement to act as trustee for a series of debt securities;

•	subject to the following paragraph, modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, debt securities not yet issued and outstanding on the date of the supplemental indenture;

•	provide for the issuance of debt securities of any series in uncertificated form in addition to or in place of certificated debt securities of any series and exchangeability of those debt securities for fully registered debt securities;

•	modify, eliminate or add to the provisions of the Indenture as necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939 and to add provisions expressly permitted by that Act;

•	modify the provisions to provide for the denomination of debt securities in foreign currencies that will not adversely affect the interests of the holders of the debt securities in any material respect, see Section 8.1;

•	to conform the text of the applicable Indenture, Offered Debt Securities or guarantees to this “Description of Debt Securities” or the comparable provisions in the applicable prospectus supplement to the extent this “Description of Debt Securities” or such comparable provision in a prospectus supplement was intended to be a verbatim recitation of a provision of such Indenture, Offered Debt Securities or guarantees; and

•	make any other change with respect to the debt securities of any series that does not adversely affect the legal rights of holders of the debt securities of such series.

Each Indenture also contains provisions permitting the obligors and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable Indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities of that series; provided that the obligors and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated final maturity of any debt security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest (including default interest), if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the issuer, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or make any change adverse to the interests of the holders in the terms and conditions of the guarantee by Hovnanian or by the subsidiary guarantors or modify the ranking or priority of the debt securities of any series or any guarantees of the debt securities of such series; or

•	reduce the stated percentage in aggregate principal amount of debt securities of any series issued under the Indenture, see Section 8.2.

Consolidation, Merger, Sale or Conveyance.  Except as otherwise provided in the applicable prospectus supplement, the K. Hovnanian Indentures provide that K. Hovnanian or Hovnanian may, and the Hovnanian Indentures provide that Hovnanian may, without the consent of the holders of debt securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other corporation or partnership organized under the laws of the United States, any state thereof or the District of Columbia, provided that:

•	the successor corporation or partnership assumes all obligations of K. Hovnanian or Hovnanian, as the case may be, by supplemental indenture satisfactory in form to the applicable trustee executed and delivered to that trustee, under the Indentures and the debt securities;

•	immediately after giving effect to the consolidation, merger, exchange or other disposition, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and

•	certain other conditions are met, see Section 9.1.

Conditions for Release of K. Hovnanian.  Except as otherwise provided in a prospectus supplement, each K. Hovnanian Indenture provides that K. Hovnanian may be released from its obligations under the K. Hovnanian Indenture and the K. Hovnanian Debt Securities, without the consent of the holders of the K. Hovnanian Debt Securities of any series, provided that:

•	Hovnanian or any successor to Hovnanian has assumed the obligations of K. Hovnanian under the K. Hovnanian Indenture and the K. Hovnanian Debt Securities by supplemental indenture satisfactory in form to the applicable trustee executed and delivered to that trustee;

•	Hovnanian delivers to the trustee an opinion of counsel to the effect that the holders of K. Hovnanian Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the release of K. Hovnanian from its obligations under the K. Hovnanian Indenture and the K. Hovnanian

Debt Securities and that such release will not otherwise alter the United States federal income tax treatment of the holders of the K. Hovnanian Debt Securities; and

•	certain other conditions are met, see Section 14.1 of the K. Hovnanian Indentures.

Provisions Applicable Solely to Senior Subordinated Debt Securities and Subordinated Debt Securities

Subordination.  The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent described in the Subordinated Debt Indentures, to all Senior Indebtedness of the obligors. The Senior Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent described in the Senior Subordinated Debt Indentures, to all Senior Indebtedness of the obligors. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness of the obligors that is neither Senior Indebtedness of the obligors nor Senior Subordinated Indebtedness and only Indebtedness of the obligors that is Senior Indebtedness of the obligors will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indentures.

Except as otherwise provided in the applicable prospectus supplement:

“Senior Indebtedness” of the obligors is defined in the Subordinated Debt Indentures and the Senior Subordinated Debt Indentures as Indebtedness of the obligors outstanding at any time, other than the Indebtedness evidenced by such debt securities, except:

•	any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the Indebtedness is not senior or prior in right of payment to such debt securities or is pari passu or subordinate by its terms in right of payment to such debt securities;

•	renewals, extensions and modifications of any such Indebtedness;

•	any Indebtedness of the obligors to a wholly-owned Subsidiary of the obligors;

•	any liability for federal, state or local taxes;

•	interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless that interest is an allowed claim enforceable against the obligor in a proceeding under federal or state bankruptcy laws; and

•	trade payables.

“Senior Subordinated Indebtedness” of Hovnanian or K. Hovnanian, as applicable, is defined in the Senior Subordinated Debt Indentures as the applicable Senior Subordinated Debt Securities and any other Indebtedness of Hovnanian or K. Hovnanian, as applicable, that ranks pari passu with such Senior Subordinated Debt Securities. Any Indebtedness of Hovnanian or K. Hovnanian, as applicable, that is subordinate or junior by its terms in right of payment to any other Indebtedness of Hovnanian or K. Hovnanian, as applicable, will be subordinate to Senior Subordinated Indebtedness of Hovnanian or K. Hovnanian, as applicable, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that this Indebtedness is to rank pari passu with other Senior Subordinated Indebtedness of Hovnanian or K. Hovnanian, as applicable, and is not subordinated by its terms to any Indebtedness of Hovnanian that is not Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable.

Senior Subordinated Indebtedness of Hovnanian as a guarantor of K. Hovnanian Senior Subordinated Debt Securities or of a subsidiary guarantor will have a similar meaning.

Except as otherwise provided in the applicable prospectus supplement, the following subordination provisions will apply to the Senior Subordinated Debt Securities and the Subordinated Debt Securities:

If:

•	Hovnanian or K. Hovnanian, as applicable, should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or

•	any other default with respect to Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, occurs and the maturity of the Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of the default to Hovnanian or K. Hovnanian, as applicable, by the holders of the Senior Indebtedness or any trustee therefor, unless and until the default is cured or waived or has ceased to exist or the acceleration has been rescinded, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Senior Subordinated Debt Securities or the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Senior Subordinated Debt Securities or the Subordinated Debt Securities other than those made in capital stock of Hovnanian, or cash in lieu of fractional shares thereof, see Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the Subordinated Debt Indentures.

If any default, other than a default described in the bullet points directly above, occurs under the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs, a “Senior Nonmonetary Default”, then, upon the receipt by Hovnanian or K. Hovnanian, as applicable, and the trustee of written notice thereof, a “payment notice”, from or on behalf of holders of 25% or more of the aggregate principal amount of Senior Indebtedness specifying an election to prohibit the payment and other action by Hovnanian or K. Hovnanian, as applicable, in accordance with the following provisions of this paragraph Hovnanian or K. Hovnanian, as applicable, may not make any payment or take any other action that would be prohibited by the bullet points directly above during the period, the “payment blockage period” commencing on the date of receipt of the payment notice and ending on the earlier of:

•	the date, if any, on which the holders of such Senior Indebtedness or their representative notify the trustee that the Senior Nonmonetary Default is cured, waived or ceases to exist or the Senior Indebtedness to which the Senior Nonmonetary Default relates is discharged, or

•	the 120th day after the date of receipt of the payment notice.

Notwithstanding the provisions described in the immediately preceding bullet points, Hovnanian or K. Hovnanian, as applicable, may resume payments on the Senior Subordinated Debt Securities and the Subordinated Debt Securities after the payment blockage period. After the expiration of the initial payment blockage period, no subsequent payment blockage period may be commenced on the basis of a Senior Nonmonetary Default which existed or was continuing on the date of the commencement of the initial payment blockage period until at least 270 consecutive days have elapsed from the last day of the initial payment blockage period.

If:

•	without the consent of Hovnanian or K. Hovnanian, as applicable, a receiver, conservator, liquidator or trustee of Hovnanian or K. Hovnanian, as applicable, or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and the decree or order remains in effect for more than 60 days, Hovnanian or K. Hovnanian, as applicable, is adjudicated bankrupt or insolvent, any of its property is sequestered by court order and that order remains in effect for more than 60 days, or a petition is filed against Hovnanian or K. Hovnanian, as applicable, under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing;

•	Hovnanian or K. Hovnanian, as applicable:

•	commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

•	consents to any such relief or to the appointment of or taking possession by any of the above officials in an involuntary case or other proceeding commenced against it;

•	fails generally to, or cannot, pay its debts generally as they become due;

•	takes any corporate action to authorize or effect any of the foregoing; or

•	any Subsidiary of the obligor takes, suffers or permits to exist any of the events or conditions referred to in any of the above bullet points,

then all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, including any interest thereon accruing after the commencement of any proceedings, will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by the obligor to any holder of Senior Subordinated Debt Securities or Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be.

Any payment or distribution, whether in cash, securities or other property, other than securities of Hovnanian or K. Hovnanian, as applicable, or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of the obligor then outstanding and to any securities issued in respect thereof under a plan of reorganization or readjustment, that would otherwise, but for the subordination provisions, be payable or deliverable in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness of the obligor in accordance with the priorities then existing among such holders until all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, including any interest thereon accruing after the commencement of proceedings, has been paid in full. In the event of any proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of the obligor, the holders of Senior Subordinated Debt Securities, together with the holders of any obligations of the obligor ranking on a parity with the Senior Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of Hovnanian or K. Hovnanian, as applicable, the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the obligor ranking junior to the Senior Subordinated Debt Securities, including the Subordinated Debt Securities, and such other obligations, see Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the Subordinated Debt Indentures.

If any payment or distribution of any character, whether in cash, securities or other property, other than securities of Hovnanian or K. Hovnanian, as applicable, or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, to the payment of all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, then outstanding and to any securities issued in respect thereof under the plan of reorganization or readjustment, will be received by the trustee, or any holder of any Senior Subordinated Debt Securities or Subordinated Debt Securities in contravention of any of the terms of the Senior Subordinated Debt Indenture or the Subordinated Debt Indenture, as the case may be, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, then outstanding in accordance with the priorities then existing among the holders for application to the payment of all Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, remaining unpaid to the extent necessary to pay all the Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, in full, see Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the Subordinated Debt Indentures.

By reason of the subordination, in the event of the insolvency of Hovnanian or K. Hovnanian, as applicable, holders of Senior Indebtedness of Hovnanian or K. Hovnanian, as applicable, may receive more, ratably, than holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities of Hovnanian or K. Hovnanian,

as applicable. Subordination will not prevent the occurrence of any Event of Default, as defined in the Indentures, or limit the right of acceleration in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities.

Concerning the Trustee

Information concerning the trustee for a series of debt securities will be set forth in the prospectus supplement relating to that series of debt securities. Hovnanian, K. Hovnanian and certain of Hovnanian’s other subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the trustee under an Indenture and its affiliates in the ordinary course of business. The trustee under an Indenture or its affiliates may participate as underwriters, agents or dealers in any offering of K. Hovnanian debt securities and/or Hovnanian debt securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that may be offered from time to time pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to Hovnanian’s amended certificate of incorporation, the “Certificate of Incorporation” and restated bylaws, the “Restated By-Laws” that are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to the Certificate of Incorporation and Restated By-laws.

The authorized capital stock of Hovnanian is 230,100,000 shares consisting of 200,000,000 shares of Class A Common Stock, par value $.01 per share, the “Class A Common Stock”, 30,000,000 shares of Class B Common Stock, par value $.01 per share, the “Class B Common Stock”, and 100,000 shares of preferred stock, par value $.01 per share, in the series and with the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors of Hovnanian for each series.

Common Stock

As of December 17, 63,277,710 shares of Class A Common Stock and 14,564,595 shares of Class B Common Stock were issued and outstanding. The Class A Common Stock is traded on the New York Stock Exchange under the symbol “HOV”. There is no established public trading market for the Class B Common Stock. In order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis. Any offering of common stock made hereby will consist only of Class A Common Stock. The outstanding Class A Common Stock is, and any Class A Common Stock offered pursuant to this prospectus and any prospectus supplement when issued and paid for will be, fully paid and non-assessable.

Dividends.  Dividends on the Class A Common Stock will be paid if, when and as determined by the Board of Directors of Hovnanian out of funds legally available for this purpose. Certain debt instruments to which Hovnanian is a party contain restrictions on the payment of cash dividends. As a result of the most restrictive of these provisions, Hovnanian is not currently able to pay any cash dividends and anticipates that it will be prohibited from doing so for the foreseeable future. Hovnanian has never paid cash dividends on its Class A Common Stock nor does it currently intend to pay cash dividends on its Class A Common Stock. If and when declared, the amount of any regular cash dividend payable on a share of Class A Common Stock will be an amount equal to 110% of the corresponding regular cash dividend payable on a share of Class B Common Stock.

Voting Rights.  Holders of Class A Common Stock are entitled to one vote for each share held by them on all matters presented to shareholders. Holders of Class B Common Stock are generally entitled to ten votes per share.

Liquidation Rights.  After satisfaction of the preferential liquidation rights of any preferred stock, the holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably as a single class in the distribution of all remaining net assets.

Preemptive and Other Rights.  The holders of Class A Common Stock do not have preemptive rights as to additional issues of common stock or conversion rights. The shares of Class A Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions. The rights, preferences and privileges of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holder of shares of any series of preferred stock that Hovnanian may designate and issue in the future.

Preferred Stock

The Certificate of Incorporation authorizes the Board of Directors of Hovnanian to issue from time to time up to 100,000 shares of preferred stock, in one or more series, and with the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the Board of Directors of Hovnanian for each series. The preferred stock may be used by the Board of Directors of Hovnanian without further action by Hovnanian’s stockholders as an anti-takeover device. As of December 17, 2010, 5,600 shares of Hovnanian’s preferred stock were issued and outstanding, consisting of entirely of Hovnanian’s 7.625% Series A Preferred Stock (liquidation preference $25,000.00 per share) par value $.01 per share, the “Series A Preferred Stock”.

The applicable prospectus supplement will describe the terms of any preferred stock that may be offered, including the number of shares, dividend rate and dividend period, liquidation value, voting rights, conversion rights (if any), dividend and liquidation preferences, redemption terms, whether depositary shares representing fractional interests will be offered, and any other rights, privileges and limitations thereof.

7.625% Series A Preferred Stock

Dividends on the Series A Preferred Stock are not cumulative. The Series A Preferred Stock ranks senior to Hovnanian’s common stock with respect to the payment of dividends to the extent provided in the Certificate of Designations, Powers, Preferences and Rights of the 7.625% Series A Preferred Stock (the “Certificate”). The Certificate provides that unless dividends have been declared and paid or set apart for payment on the Series A Preferred Stock for the then-currently quarterly dividend period, no dividend may be declared or paid or set apart for payment on Hovnanian’s common stock for that period, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Hovnanian or any other stock of Hovnanian ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Hovnanian, junior to the Series A Preferred Stock.

The Series A Preferred Stock is traded as depositary shares, with each depositary share representing 1/1000th of a share of Series A Preferred Stock, and is listed on the NASDAQ Global Market under the symbol “HOVNP”.

The Series A Preferred Stock has no voting rights except as provided for in the Certificate or as otherwise required by law. However, so long as any shares of Series A Preferred Stock are outstanding, Hovnanian will not, without the vote of the holders of at least a majority of the shares of the Series A Preferred Stock, (1) authorize, create or issue any capital stock of Hovnanian ranking, as to dividends or upon liquidation, dissolution or winding up, senior to the Series A Preferred Stock, or reclassify any authorized capital stock of Hovnanian into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (2) amend, alter or repeal the Certificate, or the certificate of incorporation of Hovnanian, whether by merger, consolidation or otherwise, in a way that adversely affects the powers, preferences or special rights of the Series A Preferred Stock. Any increase in the amount of authorized common stock or preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of stock, in each case ranking equally with or junior to the Series A Preferred Stock will not be deemed to adversely affect such powers, preferences or special rights.

The Series A Preferred Stock has liquidation preferences over Hovnanian’s common stock. Upon any liquidation, dissolution or winding up of Hovnanian, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of Hovnanian available for distribution to its stockholders, an amount equal to the liquidation preference of $25,000.00 per share plus all accrued and unpaid dividends before any payment or distribution out of Hovnanian’s assets may be made to or set apart for the holders of Hovnanian’s common stock or other junior equity. If, upon any liquidation, dissolution or winding up of Hovnanian, the assets of Hovnanian, or proceeds thereof, distributable among the holders of shares Series A Preferred Stock and any stock ranking equally with the Series A Preferred Stock shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Neither a consolidation nor merger of Hovnanian, nor a sale, lease, exchange or transfer of all or substantially all of Hovnanian’s assets will be deemed to be a liquidation, dissolution or winding up of Hovnanian.

Rights Plan

On July 29, 2008, the Board of Directors of Hovnanian adopted a rights plan, the “Rights Plan,” and declared a dividend of one preferred share purchase right for each outstanding share of Class A Common Stock and Class B Common Stock, which was subsequently paid to stockholders of record as of August 15, 2008. Subject to the terms, provisions and conditions of the rights plan, if and when they become exercisable, each right would entitle its holder to purchase from Hovnanian one ten-thousandth of a share of Hovnanian’s Series B Junior Preferred Stock for a purchase price of $35.00, the “Purchase Price.” If issued, each fractional share of Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of Hovnanian’s Class A Common Stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of Hovnanian, including without limitation any dividend, voting or liquidation rights.

The Board of Directors of Hovnanian adopted the Rights Plan in an effort to protect stockholder value by attempting to protect against a possible limitation on Hovnanian’s ability to use our net operating loss carryforwards, “NOLs,” to reduce potential future federal income tax obligations. Hovnanian has experienced and continues to experience substantial operating losses, and under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, Hovnanian may “carry forward” these losses in certain circumstances to offset any current and future earnings and thus reduce its federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, Hovnanian believes that it will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to Hovnanian. However, if Hovnanian experiences an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, Hovnanian’s ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset. The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of our outstanding Class A Common Stock, an “Acquiring Person,” without the approval of Hovnanian’s Board.

Exercisability.  The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% of the Class A Common Stock.

Until the date that the rights become exercisable, the “Distribution Date,” the rights are evidenced by Hovnanian’s Class A Common Stock and Class B Common Stock certificates which contain a notation to that effect. Any transfer of shares of Class A Common Stock and/or Class B Common Stock prior to the Distribution Date constitutes a transfer of the associated rights. After the Distribution Date, the rights may be transferred separately from the transfer of the underlying shares of Class A Common Stock or Class B Common Stock. After the Distribution Date, each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right and payment of the Purchase Price, that number of shares of Class A Common Stock or Class B Common Stock, as the case may be, having a market value of two times the Purchase Price.

Exchange.  After the Distribution Date, the Board of Directors may exchange the rights (other than rights owned by an Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or a fractional share of Series B Preferred Stock (or of a share of a similar class or series of Hovnanian’s preferred stock having similar rights, preferences and privileges) of equivalent value, per right (subject to adjustment).

Expiration.  The rights and the Rights Plan will expire on the earliest of (i) August 14, 2018, (ii) the time at which the rights are redeemed pursuant to the Rights Agreement, (iii) the time at which the rights are exchanged pursuant to the Rights Agreement, (iv) the repeal of Section 382 of the Internal Revenue Code or any successor statute if the Board of Directors determines that the Rights Agreement is no longer necessary for the preservation of tax benefits, and (v) the beginning of a taxable year of Hovnanian to which the Board of Directors determines that no tax benefits may be carried forward.

Redemption.  At any time prior to the time an Acquiring Person becomes such, the Board of Directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, the “Redemption Price.” The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

Anti-Dilution Provisions.  The Board of Directors may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the preferred shares or Hovnanian’s Class A Common Stock or Class B Common Stock. No adjustments to the purchase price of less than 1% will be made.

Amendments.  Before the Distribution Date, the Board of Directors may amend or supplement the Rights Plan without the consent of the holders of the rights. After the Distribution Date, the Board of Directors may amend or supplement the rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect any rights holder.

Transfer Restrictions in the Certificate of Incorporation

At a special meeting of stockholders held on December 5, 2008, Hovnanian’s stockholders approved an amendment to its Certificate of Incorporation to restrict certain transfers of Class A Common Stock in order to preserve the tax treatment of Hovnanian’s NOLs under Section 382 of the Internal Revenue Code. Subject to certain exceptions pertaining to pre-existing 5% stockholders and Class B stockholders, the transfer restrictions in the amended Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of Hovnanian’s stock that result from the transfer of interests in other entities that own Hovnanian’s stock) if the effect would be to: (i) increase the direct or indirect ownership of Hovnanian’s stock by any person (or public group) from less than 5% to 5% or more of Hovnanian’s common stock; (ii) increase the percentage of Hovnanian’s common stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of Hovnanian’s common stock; or (iii) create a new public group. Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of common stock would exceed the 5% thresholds discussed above, or to persons whose direct or indirect ownership of common stock would by attribution cause another person (or public group) to exceed such threshold.

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares representing shares of our preferred stock sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable depositary agreement, a form of which has been incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part, and the depositary receipts, which will be filed as exhibits to the Registration Statement or filed as exhibits to one or more current reports on Form 8-K and incorporated by reference herein. The specific terms of the depositary shares as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

General

Hovnanian may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Hovnanian will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Hovnanian and a bank or trust company selected by Hovnanian having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to the registered holder purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Shares of preferred stock represented by depositary shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the principal office of the preferred stock depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of shares of preferred stock and any money or property represented by such depositary shares. Only whole shares of preferred stock may be withdrawn; if a holder holds an amount of depositary shares in excess of whole shares of preferred stock, the preferred stock depositary will deliver along with the withdrawn shares of preferred stock a new depositary receipt evidencing the excess number of depositary shares. Except as described in the deposit agreement, holders of withdrawn shares of preferred stock will not be entitled to redeposit such shares or to receive depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with Hovnanian’s approval, sell such property and distribute the net proceeds from such sale to such holders.

If Hovnanian offers to the holders of a series of preferred stock represented by the depositary shares any rights, preferences or privileges to subscribe for or to purchase any securities or of any other nature, the preferred stock depositary will make such rights, preferences or privileges available to the record holders of depositary shares either by the issue of warrants representing such rights, preferences or privileges or by such other method as approved by the preferred stock depositary and Hovnanian. If the preferred stock depositary determines that this is not lawful or feasible or if it is instructed by a holder that such holder does not want to exercise such rights, preferences or privileges, it may, with Hovnanian’s approval, sell such rights, preferences or privileges and distribute the net proceeds from such sale to the holders of depositary shares entitled thereto.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever Hovnanian redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by such other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will endeavor, as practicable, to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

Hovnanian will agree to take all actions that the preferred stock depositary may deem necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Changes Affecting Preferred Stock

Upon any change in par or stated value, split-up, combination or any other reclassification of the series of preferred stock represented by the depositary shares, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting Hovnanian or to which it is a party, the preferred stock depositary may in its discretion, with the approval and instructions of Hovnanian, and in such manner as the preferred stock depositary may deem equitable, treat any securities which shall be received by the preferred stock depositary in exchange for or upon conversion of or in respect of such preferred stock as new deposited securities received in exchange for or upon conversion or in respect of such preferred stock and make such adjustments in:

•	the fraction of an interest represented by one depositary share in one share of such preferred stock; and

•	the ratio of the redemption price per depositary share to the redemption price of a share of such preferred stock,

in each case as may be necessary to fully reflect the effects of such change.

With the approval of Hovnanian, the preferred stock depositary may execute and deliver additional depositary receipts, or may call for the surrender of all outstanding depositary receipts to be exchanged for new depositary receipts specifically describing such new deposited securities.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Hovnanian and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Hovnanian.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

Hovnanian will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Hovnanian also will pay charges of the depositary in connection with the deposit of preferred stock and any redemption of preferred stock. The amount paid as dividends or otherwise distributable by the preferred stock depositary with respect to the depositary shares or the underlying preferred stock will be reduced by any amounts required to be withheld by Hovnanian or the preferred stock depositary on account of taxes or other governmental charges. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts. The preferred stock depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or shares of preferred stock, until such taxes or other governmental charges are paid.

Transfer, Surrender and Exchange

Depositary receipts may be transferred, surrendered or exchanged in accordance with the deposit agreement. The preferred stock depositary, its agents or Hovnanian may require a holder, among other things, to furnish appropriate endorsements and transfer documents. The preferred stock depositary is not required to accept deposits of preferred stock or to register transfers, surrenders or exchanges of depositary shares during any period when the register of stockholders of Hovnanian is closed or in order to comply with any requirement of law, government or governmental body, commission or the deposit agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to Hovnanian notice of its intent to do so, and Hovnanian may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from Hovnanian which are delivered to the preferred stock depositary and which Hovnanian is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Hovnanian will be liable if it or Hovnanian are prevented or delayed by law or any circumstances beyond its or Hovnanian’s control in performing its or Hovnanian’s obligations under the deposit agreement. Hovnanian’s obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of Hovnanian’s and their duties thereunder, and neither Hovnanian nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Hovnanian and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Concerning the Preferred Stock Depositary

Information concerning the preferred stock depositary for a series of preferred stock represented by depositary shares will be set forth in the prospectus supplement relating to that series of preferred stock. Hovnanian and certain of its subsidiaries may maintain bank accounts, borrow money and have other commercial banking, investment banking and other business relationships with the preferred stock depositary and its affiliates in the ordinary course of business. The preferred stock depositary or its affiliates may participate as underwriters, agents or dealers in any offering of depositary shares.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following description of stock purchase contracts and stock purchase units sets forth certain general terms of the stock purchase contracts and/or stock purchase units that Hovnanian may issue. The particular terms of any stock purchase contracts or stock purchase units will be described in the prospectus supplement relating to the stock purchase contracts or stock purchase units. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the stock purchase contracts, the collateral arrangements and any depositary arrangements relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued which will be filed with the Commission promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

Hovnanian may issue stock purchase contracts representing contracts obligating holders to purchase from Hovnanian and Hovnanian to sell to the holders shares of Class A Common Stock, shares of preferred stock or depositary shares at a future date or dates. The price per share of Class A Common Stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	debt securities issued by either Hovnanian or K. Hovnanian, or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase the Class A Common Stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing each holder’s obligations under the original stock purchase contract.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Hovnanian or K. Hovnanian may issue units consisting of one or more warrants, debt securities, shares of Class A Common Stock or preferred stock, depositary shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the Units and of the warrants, debt securities, common stock, depository shares and preferred stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants sets forth certain general terms that may apply to the warrants that Hovnanian or K. Hovnanian may offer. The particular terms of any warrants will be described in the applicable prospectus supplement accompanying this prospectus. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, the applicable warrant agreement, a form of which has been incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part. The specific terms of warrants as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus.

Hovnanian may issue warrants, including warrants to purchase Class A Common Stock, preferred stock or Depositary Shares and warrants to purchase Hovnanian Debt Securities. K. Hovnanian may issue warrants to purchase K. Hovnanian Debt Securities. All obligations of K. Hovnanian under the K. Hovnanian warrants will be fully and unconditionally guaranteed by Hovnanian. Warrants may be issued independently of or together with any other securities and may be attached to or separate from such securities. Obligations of Hovnanian and K. Hovnanian under the warrants may be guaranteed by the subsidiary guarantors. Each series of warrants will be issued under a separate warrant agreement, each a “warrant agreement” to be entered into among Hovnanian and/or K. Hovnanian and any subsidiary guarantors and a warrant agent, the “warrant agent”. The warrant agent will act solely as an agent of Hovnanian and/or K. Hovnanian in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants. The following describes some general terms and provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreement will be described in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the price at which the securities purchasable upon exercise of the warrants may be purchased, and any provisions for changes to or adjustments in such exercise price;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain United States Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exercise of the warrants.

PLAN OF DISTRIBUTION

Hovnanian and K. Hovnanian may sell the securities to or through underwriters or dealers, and also may sell the offered securities directly to one or more other purchasers or through agents. The applicable prospectus supplement will list the names of any underwriters or agents involved in the sale of the offered securities and any applicable commissions or discounts, and will also describe the method of distribution of the securities offered thereby, the purchase price and the proceeds to be received from the sale, and any securities exchanges on which the securities of such series may be listed.

Hovnanian, K. Hovnanian or any of their agents may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable to that agent by Hovnanian or K. Hovnanian, as the case may be. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Hovnanian or K. Hovnanian in the ordinary course of business.

If Hovnanian or K. Hovnanian utilizes an underwriter or underwriters in the sale, they will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

If Hovnanian or K. Hovnanian utilizes a dealer in the sale of the securities in respect of which this prospectus is delivered, Hovnanian or K. Hovnanian, as the case may be, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

Underwriters, dealers or agents may offer and sell the offered securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In connection with the sale of the securities, underwriters or agents may be deemed to have received compensation from Hovnanian or K. Hovnanian in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters or agents may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The preferred stock, depositary shares, debt securities, stock purchase contracts, stock purchase units, units and warrants, when first issued, will have no established trading market. Any underwriters or agents to or through whom offered securities are sold by Hovnanian or K. Hovnanian for public offering and sale may make a market in such offered securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities. The applicable prospectus supplement set forth whether or not underwriters or agents may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of debt securities offered thereby at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Any underwriters, dealers or agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers or agents may be entitled, under agreements entered into with Hovnanian or K. Hovnanian, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the prospectus supplement, Hovnanian or K. Hovnanian will authorize underwriters or other persons acting as its or their agents to solicit offers by certain institutions to purchase securities from it or them pursuant to contracts providing for payment and delivery on a future date. Institutions with which contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and agents will not have any responsibility in respect of the validity or performance of such contracts.

The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

LEGAL MATTERS

Certain legal matters with respect to the validity of the offered securities will be passed upon for Hovnanian and K. Hovnanian by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely, as to matters of California law, on the opinion of Peter S. Reinhart, Esq., Senior Vice-President and General Counsel for Hovnanian and K. Hovnanian. Peter S. Reinhart, Esq., beneficially owns, directly and indirectly, less than 1% of the common stock of Hovnanian, which does not include any shares of common stock over which Mr. Reinhart may have investment or voting power in his capacity as trustee of a trust in which he has no financial interest. Certain legal matters in connection with the offered securities may also be passed upon for any agents or underwriters by counsel specified in the prospectus supplement.

EXPERTS

The consolidated financial statements as of October 31, 2010 and 2009, and for the years then ended incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended October 31, 2010 and the effectiveness of Hovnanian’s internal control over financial reporting as of October 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of Hovnanian for the year ended October 31, 2008 appearing in Hovnanian’s Annual Report (Form 10-K) for the year ended October 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.